Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.,

1291924 B.C. Unlimited Liability Company,

AND

DeepGreen Metals Inc.

DATED AS OF MARCH 4, 2021

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ANNEXES AND EXHIBITS

Annex A	Supporting Company Shareholders
Exhibit A	Company Arrangement Resolution
Exhibit B	Plan of Arrangement
Exhibit C	Form of PIPE Subscription Agreement
Exhibit D	Form of Individual PIPE Subscription Agreement
Exhibit E	Form of Registration Rights Agreement
Exhibit F	Form of Transaction Support Agreement
Exhibit G	Form of SOAC Notice of Articles
Exhibit H	Form of SOAC Articles
Exhibit I	Form of Incentive Equity Plan

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BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of March 4, 2021, is made by and among Sustainable Opportunities Acquisition Corp., a Cayman Islands exempted company, 1291924 B.C. Unlimited Liability Company, an unlimited liability company existing under the laws of British Columbia, Canada (“NewCo Sub”), and DeepGreen Metals Inc., a company existing under the laws of British Columbia, Canada (the “Company”). SOAC, NewCo Sub and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, (a) SOAC is a blank check company incorporated as a Cayman Islands exempted company on December 18, 2019 and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, and (b) NewCo Sub is, as of the date of this Agreement, a wholly-owned Subsidiary of SOAC that was incorporated for purposes of consummating certain transactions contemplated by this Agreement and the applicable Ancillary Documents;

WHEREAS, pursuant to the Governing Documents of SOAC, SOAC is required to provide an opportunity for its shareholders to have their outstanding SOAC Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the SOAC Shareholder Approval;

WHEREAS, as of the date of this Agreement, Sustainable Opportunities Holdings LLC, a Delaware limited liability company (the “Sponsor”), owns 7,410,000 SOAC Class B Shares;

WHEREAS, concurrently with the execution of this Agreement, the Sponsor, Other Class B Shareholders (as defined herein), SOAC and the Company are entering into the sponsor letter agreement (the “Sponsor Letter Agreement”), pursuant to which, among other things, (a) the Sponsor and each Other Class B Shareholder has agreed to (i) vote in favor of this Agreement and the transactions contemplated hereby (including the Transactions) and (ii) waive, subject to, conditioned upon and effective as of immediately prior to, the Effective Time, any adjustment to the conversion ratio set forth in the Governing Documents of SOAC or any other anti-dilution or similar protection with respect to the SOAC Class B Shares owned by him, her or it (whether resulting from the transactions contemplated by the PIPE Subscription Agreements (as defined herein) or otherwise) and (b) the Sponsor has agreed to exchange a certain number of SOAC Shares held by the Sponsor for Vesting Sponsor Shares (as defined herein) and the Sponsor Earnout Shares, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement;

WHEREAS, prior to the Effective Time, SOAC shall migrate and be continued from the Cayman Islands to British Columbia, Canada and domesticate as a company in British Columbia under Part 9, Division 8 of the Business Corporations Act (British Columbia) (the “BCBCA”) and Part XII of the Cayman Islands Companies Act (As Revised) (the “SOAC Continuance”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, by means of an Arrangement under the BCBCA, at the Effective Time, SOAC, NewCo Sub and the Company shall consummate the Share Exchange and Amalgamation (as defined herein);

WHEREAS, concurrently with the execution of this Agreement, certain investors (collectively, the “PIPE Investors”) are entering into a subscription agreement, substantially in the forms attached hereto as Exhibit C and Exhibit D, as applicable (collectively, the “PIPE Subscription Agreements”), pursuant to which, among other things, each PIPE Investor has agreed to subscribe for and purchase on the Closing Date, and SOAC has agreed to issue and sell to each such PIPE Investor on the Closing Date, the number of SOAC Common Shares set forth in the applicable PIPE Subscription Agreement in exchange for the purchase price set forth therein (the equity financing under all PIPE Subscription Agreements, collectively, the “PIPE Financing”), in each case, on the terms and subject to the conditions set forth therein;

WHEREAS, at the Effective Time, following the SOAC Continuance and the PIPE Financing, (i) SOAC will acquire all of the issued and outstanding shares in the capital of the Company from the Company Shareholders in exchange for SOAC Common Shares and Company Earnout Shares by means of an Arrangement under the BCBCA (the “Share Exchange”), (ii) the Company will become a wholly-owned Subsidiary of SOAC, and (iii) the Company and NewCo Sub will amalgamate to continue as one company (the “Surviving Company”), which shall be an unlimited liability company existing under the laws of British Columbia, Canada, in each case, on the terms and subject to the conditions set forth in this Agreement and the Plan of Arrangement and in accordance with the provisions of applicable Law (collectively, with the Share Exchange, the “Share Exchange and Amalgamation” and, together with the other transactions contemplated by this Agreement, the Plan of Arrangement and the Ancillary Documents, collectively, the “Transactions”);

WHEREAS, at the Closing, each of SOAC, the Sponsor, certain Company Shareholders, and each Other Class B Shareholder shall enter into an amended and restated registration rights agreement, substantially in the form attached hereto as Exhibit E (the “Registration Rights Agreement”), pursuant to which, among other things, each of the Sponsor, the Company Shareholders party thereto and each Other Class B Shareholder (a) will agree not to effect any sale or distribution of any Equity Securities of SOAC held by any of them during the lock-up period described therein and (b) will be granted certain registration rights with respect to their respective SOAC Common Shares, in each case, on the terms and subject to the conditions set forth therein;

WHEREAS, the board of directors of SOAC (the “SOAC Board”) has (a) approved this Agreement, the Ancillary Documents to which SOAC is or will be a party and the transactions contemplated hereby and thereby (including the SOAC Continuance and the Transactions) and (b) recommended, among other things, approval of this Agreement and the transactions contemplated by this Agreement (including the SOAC Continuance and the Transactions) by the holders of SOAC Common Shares entitled to vote thereon;

WHEREAS, the board of directors of NewCo Sub, and, as applicable, SOAC as sole shareholder of NewCo Sub, have approved this Agreement, the Ancillary Documents to which NewCo Sub is or will be a party and the transactions contemplated hereby and thereby (including the Transactions);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that the Transactions are in the best interests of the Company and fair to the Company Shareholders, (b) approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Transactions) and (c) recommended, among other things, that the Company Shareholders vote in favor of the Company Arrangement Resolution (as defined herein);

WHEREAS, concurrently with the execution of this Agreement, each Company Shareholder (with respect to all Equity Securities held thereby) and holders of Company Options set forth on Annex A hereto (collectively, the “Supporting Company Shareholders”) will duly execute and deliver to SOAC a transaction support agreement, substantially in the form attached hereto as Exhibit F (collectively, the “Transaction Support Agreements”), pursuant to which each such Supporting Company Shareholder will agree to, among other things, (a) support and vote in favor of the Company Arrangement Resolution and any Alternative Transaction and (b) take, or cause to be taken, any actions necessary or advisable to cause certain agreements to be terminated effective as of the Closing;

WHEREAS, each of the Parties intends for Canadian tax purposes that the Share Exchange will occur on a tax deferred basis for certain Canadian resident Company Shareholders who make a joint tax election with SOAC under subsections 85(1) or (2) of the Tax Act; and

WHEREAS, each of the Parties intends for U.S. federal income tax purposes that (a) the SOAC Continuance shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, (b) the Share Exchange and Amalgamation, viewed together, shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a) of the Code and (c) this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (clauses (a) to (c), the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

Article 1
CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“10% Exemption” has the meaning set forth in Section 5.7(b).

“Additional SOAC SEC Reports” has the meaning set forth in Section 4.7.

“Adjusted Equity Value” means the sum of (a) the Equity Value plus (b) the Aggregate Company Option Exercise Price, plus (c) Net Group Company Cash.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Aggregate Closing PIPE Proceeds” means the aggregate cash proceeds actually received (or deemed received) by the SOAC Parties in respect of the PIPE Financing (whether prior to or on the Closing Date). For the avoidance of doubt, any cash proceeds received (or deemed received) by SOAC or any of its Affiliates in respect of any amounts funded under a PIPE Subscription Agreement prior to the Closing Date and not refunded or otherwise used prior to the Closing shall constitute, and be taken into account for purposes of determining, the Aggregate Closing PIPE Proceeds (without, for the avoidance of doubt, giving effect to, or otherwise taking into account the use of any such proceeds).

“Aggregate Company Option Exercise Price” means the aggregate exercise price that would be paid to the Company in respect of all Company Options (whether vested or unvested) if all Company Options were exercised in full immediately prior to the Effective Time (without giving effect to any “net” exercise or similar concept).

“Aggregate Transaction Proceeds” means an amount equal to (a) the sum of (i) the aggregate cash proceeds available for release to any SOAC Party (or any designees thereof acceptable to the Company) from the Trust Account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to the SOAC Shareholder Redemption) and (ii) the Aggregate Closing PIPE Proceeds, minus (b) the Unpaid SOAC Expenses and the Unpaid SOAC Liabilities.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 2.4.

“Allseas Warrant” means that certain warrant issued to Allseas Group S.A. (“Allseas”) by the Company on the date hereof, a true and correct copy of which has been made available to SOAC.

“Allseas Observer Letter” means that certain letter issued to Allseas by the Company on the date hereof with respect to rights to designate an observer to the SOAC Board immediately after the Effective Time, a true and correct copy of which has been made available to SOAC.

“Alternative Transaction” has the meaning set forth in Section 9.1.

“Ancillary Documents” means the Registration Rights Agreement, the Sponsor Letter Agreement, the PIPE Subscription Agreements, the Transaction Support Agreements, the Letter of Transmittal and each other agreement, document, instrument and/or certificate executed, or contemplated by this Agreement to be executed, in connection with the transactions contemplated hereby (including in connection with the SOAC Continuance and the Transactions).

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) the Corruption of Foreign Public Officials Act (Canada), (c) the UK Bribery Act 2010 and (d) any other anti-bribery or anti-corruption Laws or Orders related to combatting bribery, corruption and money laundering.

“Arrangement” means an arrangement under Part 9, Division 5 of the BCBCA on the terms and subject to the conditions set forth in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of SOAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed.

“Arrangement Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement.

“Assumed Plan” has the meaning set forth in Section 2.5(a).

“BCBCA” has the meaning set forth in the recitals.

“Business Combination Proposal” has the meaning set forth in Section 5.8.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and Vancouver, British Columbia are open for the general transaction of business.

“CBA” means any collective bargaining agreement or other Contract with any labor union, labor organization, or works council.

“Certificates” has the meaning set forth in Section 2.6(a).

“Change of Control Payment” means (a) any success, change of control, retention, transaction bonus, severance or other similar payment or amount to any Person as a result of or in connection with this Agreement or the transactions contemplated hereby or any other Change of Control Transaction (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, or any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction during the period beginning on the date of the Latest Balance Sheet and ending on the Closing Date.

“Change of Control” or “Change of Control Transaction” means any transaction or series of related transactions (a) under which any Person or one or more Persons that are Affiliates or that are acting as a “group” (as defined in Section 13(d)(3) of the Exchange Act), directly or indirectly, acquires or otherwise purchases (i) another Person or any of its Affiliates or (ii) all or a material portion of assets, businesses or Equity Securities of another Person or (b) that results, directly or indirectly, in the shareholders of a Person as of immediately prior to such transaction holding, in the aggregate, less than fifty percent (50%) of the voting Equity Securities of such Person (or any successor or parent company of such Person) immediately after the consummation thereof (excluding, for the avoidance of doubt, any Earnout Shares and the SOAC Common Shares issuable upon conversion thereof pursuant to Section 2.8) (in the case of each of clause (a) and (b), whether by amalgamation, merger, consolidation, arrangement, tender offer, recapitalization, purchase or issuance of Equity Securities or otherwise).

“Closing” has the meaning set forth in Section 2.3.

“Closing Company Financial Statements” has the meaning set forth in Section 3.4(b).

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Filing” has the meaning set forth in Section 5.4(b).

“Closing Press Release” has the meaning set forth in Section 5.4(b).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Acquisition Proposal” means (a) any direct or indirect acquisition, in one or a series of transactions, (i) of or with the Company or any of its controlled Affiliates or (ii) of all or a material portion of assets, Equity Securities or businesses of the Company or any of its controlled Affiliates (in the case of each of clause (i) and (ii), whether by merger, amalgamation, consolidation, recapitalization, purchase or issuance of Equity Securities, offer or otherwise), or (b) any equity or similar investment in the Company or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, including the Convertible Debentures Conversion, shall constitute a Company Acquisition Proposal.

“Company Arrangement Resolution” means a special resolution of the Company Shareholders and holders of Company Options in respect of the Arrangement to be considered at the Company Shareholders Meeting, in substantially the form attached to this Agreement as Exhibit A.

“Company Board” has the meaning set forth in the recitals to this Agreement.

“Company Common Shares” means the common shares in the capital of the Company.

“Company Convertible Debentures” means the outstanding unsecured convertible debentures of the Company issued pursuant to those certain subscription agreements, between the Company and the applicable parties thereto, true and correct copies of which have been made available to SOAC.

“Company D&O Persons” has the meaning set forth in Section 5.14(a).

“Company Designee” has the meaning set forth in Section 5.15(c).

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to SOAC by the Company on the date of this Agreement in connection with the execution of this Agreement.

“Company Earnout Shares” means (i) 5,000,000 Class A Special Shares, (ii) 10,000,000 Class B Special Shares, (iii) 10,000,000 Class C Special Shares, (iv) 20,000,000 Class D Special Shares, (v) 20,000,000 Class E Special Shares, (vi) 20,000,000 Class F Special Shares, (vii) 25,000,000 Class G Special Shares, and (viii) 25,000,000 Class H Special Shares, in each case, in the capital of SOAC following the SOAC Continuance, convertible into SOAC Common Shares and redeemable in accordance with their terms, in each case as set forth in Section 2.8.

“Company Equity Award” means, as of any determination time, each Company Option and each other award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, in its capacity as such, of rights of any kind to receive any Equity Security of any Group Company or benefits measured in whole or in part by reference to any Equity Security of any Group Company, in each case, under any Company Equity Plan or otherwise that is outstanding. For the avoidance of doubt, the Allseas Warrant shall not be deemed a Company Equity Award.

“Company Equity Plan” means the Company stock option plan currently in effect (as amended from time to time) and each other plan that provides for the award to any current or former director, manager, officer, employee, individual independent contractor, consultant or other service provider of any Group Company of rights of any kind to receive Equity Securities of any Group Company or benefits measured in whole or in part by reference to Equity Securities of any Group Company.

“Company Equityholders” means, collectively, the Company Shareholders and the holders of Company Equity Awards as of any determination time prior to the Effective Time.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and otherwise payable (and not otherwise expressly allocated to a SOAC Party pursuant to the terms of this Agreement or any Ancillary Document), whether or not due, by any Group Company in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants or other agents or service providers of any Group Company and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any SOAC Expenses.

“Company Fully Diluted Shares” means the sum of (without duplication) (a) the aggregate number of Company Common Shares issued and outstanding immediately prior to the Effective Time determined on an as-converted to Company Common Share basis (including, for the avoidance of doubt, the number of shares of Company Common Shares issuable upon conversion of the Company Preferred Shares and the Company Convertible Debentures, in each case, based on the then applicable conversion ratio or conversion price thereof) and (b) the aggregate number of Company Common Shares issuable upon exercise of all Company Equity Awards (including Company Options, whether vested or unvested). Notwithstanding the foregoing, the Allseas Warrant and any Company Common Shares issuable thereunder shall not be included in any calculation of Company Fully Diluted Shares.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) and Section 3.1(b) (Organization and Qualification), Section 3.2(a), Section 3.2(c) and Section 3.2(f) (Capitalization of the Group Companies), Section 3.3 (Authority), Section 3.8(a) (No Company Material Adverse Effect), Section 3.8(b)(iii) (Absence of Changes) and Section 3.17 (Brokers).

“Company Information Circular” means the notice of the Company Shareholders Meeting to be sent to the Company Shareholders, and the accompanying management information circular to be prepared in connection with the Company Shareholders Meeting, together with any amendments thereto or supplements thereof in accordance with the terms of this Agreement.

“Company IT Systems” means all computer systems, Software and hardware, communication systems, servers, network equipment and related documentation, in each case, owned, licensed or leased by a Group Company.

“Company Licensed Intellectual Property” means Intellectual Property Rights owned by any Person (other than a Group Company) that is licensed to any Group Company.

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations, financial condition or assets of the Group Companies, taken as a whole, or (b) the ability of the Company to consummate the Transactions, in each case, in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States or Canada, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States, Canada or any other country, including the engagement by the United States, Canada or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States, Canada or any other country or region in the world, or changes therein, including changes in interest rates in the United States, Canada or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Group Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5(b), to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.2(a) to the extent it relates to such representations and warranties), (vii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States, Canada or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or clause (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has or has had a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.

“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliate, Representative, successor or permitted assign of any Company Related Party (other than, for the avoidance of doubt, the Company). As it relates to the Company, the term “Non-Party Affiliates” means “Company Non-Party Affiliates.”

“Company Option” means, as of any determination time, each option to purchase Company Common Shares that is outstanding and unexercised, whether vested or unvested and whether granted under a Company Equity Plan or otherwise.

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned or held for use by the Group Companies.

“Company Preferred Shares” means the Class B Preferred Shares in the capital of the Company.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by, or filed, by or in the name of, any Group Company.

“Company Related Party” has the meaning set forth in Section 3.19.

“Company Related Party Transactions” has the meaning set forth in Section 3.19.

“Company Required Approval” means the approvals of not less than two-thirds of each of (i) the Company Shareholders, and (ii) the Company Shareholders together with holders of Company Options, voting together as a single class, in each case, present in person or by proxy at the Company Shareholders Meeting.

“Company Shareholders” means, collectively, the holders of Company Shares as of any determination time prior to the Effective Time.

“Company Shareholders Meeting” means the meeting of the Company Shareholders and holders of Company Options, including any adjournment or postponement thereof in accordance with the terms of this Agreement, that is to be convened as provided by the Interim Order to consider, and if deemed advisable approve, the Company Arrangement Resolution, and for any other purpose as may be set out in the Company Information Circular and agreed to by SOAC.

“Company Shares” means, collectively, the Company Preferred Shares and the Company Common Shares.

“Confidentiality Agreement” means that certain Confidentiality Agreement by and between the Company and SOAC, as may be amended, modified or supplemented from time to time.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Contract” or “Contracts” means any agreement, contract, license, sublicense, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Convertible Debentures Conversion” has the meaning set forth in Section 2.2(c).

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“Court” means the Supreme Court of British Columbia.

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“Creator” has the meaning set forth in Section 3.13(d).

“Designated Material Contracts” has the meaning set forth in Section 5.1(b)(vi).

“Earnout Period” has the meaning set forth in Section 2.8(b).

“Earnout Shares” means, collectively, the Company Earnout Shares and the Sponsor Earnout Shares.

“Effective Time” means the moment in time at which the Closing occurs.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other benefit or compensatory plan, program, policy or Contract that any Group Company maintains, sponsors or contributes to, including those relating to employment, incentive, equity or equity-based, severance, change in control and retention, or under or with respect to which any Group Company has any Liability, other than any plan sponsored or maintained by a Governmental Entity.

“Environmental Laws” means all Laws and Orders and recognized and generally accepted good engineering practices and industry standards concerning pollution, the storage, use, treatment, transportation, handling, importation, exportation, sale, distribution, labeling, recycling, processing or testing of, or exposure to, any Hazardous Substance, protection of the environment or human health or safety (including relating to fire protection and safety).

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Equity Value” means $2,250,000,000.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 2.6(a).

“Exchange Agent Agreement” has the meaning set forth in Section 2.6(a).

“Exchange Consideration” means, collectively, the SOAC Common Shares Consideration and the Company Earnout Shares.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Final Order” means the final order of the Court pursuant to Section 291 of the BCBCA, in a form acceptable to the Company and SOAC, each acting reasonably, approving the Arrangement, as such order may be amended by the Court, or with the consent of both the Company and SOAC, such consent to not be unreasonably withheld, conditioned or delayed, at any time prior to the Effective Time or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended, on appeal, provided that any such amendment is acceptable to each of both the Company and SOAC, each acting reasonably.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Foreign Benefit Plan” means each Employee Benefit Plan maintained by any of the Group Companies for its current or former employees, officers, directors or other individual service providers located outside of the United States.

“Fraud” means an act or omission by a Party, and requires: (a) a false or incorrect representation or warranty expressly set forth in this Agreement, (b) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (c) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (d) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (e) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a British Columbia company are its certificate(s) of incorporation, continuance and/or amalgamation, its notice of articles and articles, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation and the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association.

“Governmental Entity” means any United States, Canadian, international or other (a) federal, state, provincial, local, municipal or other government entity, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitrator or arbitral tribunal (public or private). The term “Governmental Entity” shall include, for the avoidance of doubt, the ISA.

“Group Company” and “Group Companies” means, collectively, the Company and its Subsidiaries.

“Hazardous Substance” means any material, substance or waste that is regulated by, or may give rise to standards of conduct or Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroakyl substances, toxic mold or radon.

“IFRS” means the International Financial Reporting Standards, as adopted by the International Accounting Standards Board, as in effect from time to time.

“Incentive Stock Option” means a Company Option intended to be an “incentive stock option” (as defined in Section 422 of the Code).

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Independent Designee” has the meaning set forth in Section 5.15(d).

“Intellectual Property Rights” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and works of authorship, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) trade secrets, know-how and confidential and proprietary information, including invention disclosures, inventions and formulae, whether patentable or not; (e) rights in or to Software or other technology; and (f) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.

“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Interim Order” means the interim order of the Court contemplated by Section 2.1(a) of this Agreement and made pursuant to Section 291 of the BCBCA, in a form acceptable to the Company and SOAC, each acting reasonably, providing for, among other things, the calling and holding of the Company Shareholders Meeting, as the same may be amended by the Court or with the consent of SOAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed, provided that any such amendment is reasonably acceptable to each of the Company and SOAC.

“Investment Canada Act” means the Investment Canada Act (Canada).

“Investment Canada Act Approval” means, if either Party determines, acting reasonably, that an application for review under Part IV is required or appropriate in respect of the transactions contemplated by this Agreement, the approval or deemed approval by the applicable minister under Part IV of the Investment Canada Act.

“Investment Company Act” means the Investment Company Act of 1940.

“IPO” has the meaning set forth in Section 9.18.

“ISA” means the International Seabed Authority.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

“Law” means any federal, state, local, provincial, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter, including the UNCLOS Laws and Regulations.

“Leased Real Property” has the meaning set forth in Section 3.18(b).

“Letter of Transmittal” means the letter of transmittal as mutually agreed to by each of the Exchange Agent, SOAC and the Company (such agreement not to be unreasonably withheld, conditioned or delayed in the case of SOAC or the Company, as applicable) (which, for the avoidance of doubt, shall include a waiver of dissent rights, a grant of an irrevocable proxy and powers of attorney and an agreement to vote in a manner consistent with the holders of SOAC Common Shares, in each case, by the applicable by the applicable holder of Company Earnout Shares).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Material Exploration Contracts” means such exploration Contracts set forth in Section 3.7(a)(i) of the Company Disclosure Schedules.

“Material Permits” has the meaning set forth in Section 3.6.

“Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

“Multiemployer Plan” has the meaning set forth in Section 3(37) or Section 4001(a)(3) of ERISA.

“Nasdaq” means The Nasdaq Stock Market, LLC.

“Net Group Company Cash” means, with respect to the Group Companies, as of the close of business on the last Business Day prior to the Closing, (a) the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents, minus (b) any fees, costs or expenses payable by any Group Company that are more than 60 days past due excluding, in each case, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, minus (c) the sum of Indebtedness of the Group Companies; provided, that such number shall not be a negative number and shall not exceed $25,000,000. For the avoidance of doubt, clause (a) of this definition shall (i) be calculated net of outstanding checks, drafts and wires issued by the Group Company, including overdrafts and (ii) include checks on hand, drafts and wires received or deposited for the account of the Group Company, including deposits in transit. Notwithstanding anything to the contrary herein, Net Group Company Cash shall not include (x) cash deposits (including, for the avoidance of doubt, all cash deposits in respect of Leased Real Property or otherwise and all pre-funded customer cash deposits), cash in reserve accounts, cash escrow accounts, custodial cash and cash subject to a lockbox, dominion, control of similar agreement or otherwise subject to any legal or contractual restriction on the ability to freely use such cash for any lawful purposes, or (y) insurance proceeds received by any of the Group Companies since the Latest Balance Sheet for any damage to its or their respective assets that have not been fully repaired, restored or replaced prior to such measurement time.

“NewCo Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“Non-Offering Prospectus” has the meaning set forth in Section 5.7(b).

“NYSE” means the New York Stock Exchange.

“NYSE Proposal” has the meaning set forth in Section 5.8.

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to any of the Group Companies on a non-exclusive basis under standard terms and conditions for a one-time license fee of less than $250,000 per license or an ongoing license fee of less than $150,000 per year.

“Officer” has the meaning set forth in Section 5.15(a).

“Order” means any writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Other Class B Shareholders” means, collectively, Rick Gaenzle, Isaac Barchas and Justin Kelly.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“PCAOB” means the Public Company Accounting Oversight Board.

“Per Share Consideration” means (a) the number of SOAC Common Shares equal to the SOAC Common Shares Consideration divided by (b) the number of Company Fully Diluted Shares.

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (f) grants by any Group Company of non-exclusive rights in non-material Intellectual Property Rights in the ordinary course of business consistent with past practice and (g) other Liens that do not materially and adversely affect the value, use or operation of the asset subject thereto.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“Personal Data” means any data (a) relating to an identified or identifiable natural person, or (b) that is otherwise subject to any applicable Laws or any privacy policies of the Company governing data relating to an identified or identifiable natural persons.

“PFIC” has the meaning set forth in Section 5.5(d).

“PIPE Financing” has the meaning set forth in the recitals to this Agreement.

“PIPE Investors” has the meaning set forth in the recitals to this Agreement.

“PIPE Subscription Agreements” has the meaning set forth in the recitals to this Agreement.

“Plan of Arrangement” means the Plan of Arrangement in substantially the form attached hereto as Exhibit B, with such changes as may be mutually agreed to by SOAC and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by either SOAC or the Company, as applicable).

“Policy” has the meaning set forth in Section 5.7(b).

“Pre-Closing SOAC Governing Documents” means, collectively, (a) the Amended and Restated Memorandum of Association of SOAC, dated as of May 5, 2020, and (b) the Amended and Restated Articles of Association of SOAC, dated as of May 5, 2020.

“Pre-Closing SOAC Shareholders” means the holders of SOAC Common Shares as of any determination time prior to the Effective Time.

“Preferred Share Conversion” has the meaning set forth in Section 2.2(b).

“Privacy and Data Security Policies” has the meaning set forth in Section 3.20(a).

“Privacy Laws” means any of the following to the extent relating to the Processing of Personal Data or data-related notifications: (a) all applicable Laws; (b) each Group Company’s own external-facing privacy policies; and (c) applicable provisions of Contracts to which any Group Company is a party or is otherwise bound.

“Proceeding” means any lawsuit, litigation, action, audit, examination, claim, complaint, charge, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Process” (or “Processing” or “Processes”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Prospectus” has the meaning set forth in Section 9.18.

“Public Shareholders” has the meaning set forth in Section 9.18.

“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (a) be made available or distributed in source code form; (b) be licensed for purposes of making derivative works; or (c) be redistributable at no, or a nominal, charge.

“Real Property Leases” means all leases, sub-leases, licenses, or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property.

“Reference Date” means January 1, 2017.

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.

“Registration Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“Registration Statement / Proxy Statement” means a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a prospectus and proxy statement of SOAC.

“Regulatory Permits” means all Permits granted by ISA or any Governmental Entity to any Group Company.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required Governing Document Proposal” has the meaning set forth in Section 5.8.

“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the SOAC Continuance Proposal, the NYSE Proposal and the Required Governing Document Proposal.

“Rollover Option” has the meaning set forth in Section 2.5.

“Sanctions and Export Control Laws” means any Law or Order related to (a) import and export controls, including the U.S. Export Administration Regulations, the International Traffic in Arms Regulations and such other controls administered by the U.S. Customs and Border Protection, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, Global Affairs Canada, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom or any other similar Governmental Entity with jurisdiction over any Group Company from time to time or (c) anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the SOAC Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws (including the applicable Canadian provincial and territorial securities laws).

“Security Incident” means any action that results in an actual cyber or security incident that could have an adverse effect on a Company IT System, Personal Data or any Company trade secret (including any Processed thereby or contained therein), including an occurrence that actually jeopardizes the confidentiality, integrity, or availability of a Company IT System, Personal Data or any Company trade secret.

“Share Exchange” has the meaning set forth in the recitals to this Agreement.

“Share Exchange and Amalgamation” has the meaning set forth in the recitals to this Agreement.

“Signing Filing” has the meaning set forth in Section 5.4(b).

“Signing Press Release” has the meaning set forth in Section 5.4(b).

“SOAC” means (a) prior to the consummation of the SOAC Continuance, Sustainable Opportunities Acquisition Corp., an exempted company incorporated in the Cayman Islands with limited liability, and (b) from and after the consummation of the SOAC Continuance, SOAC as continued under the laws of in British Columbia, Canada, and anticipated to be named TMC the metals company Inc., a company existing under the laws of British Columbia, Canada. Any reference to SOAC in this Agreement or any Ancillary Document shall be deemed to refer to clause (a) and/or (b) as the context so requires.

“SOAC Acquisition Proposal” means any direct or indirect acquisition (or other business combination), in one or a series of related transactions, by SOAC (a) of or with an unaffiliated entity or (b) of all or a material portion of the assets, Equity Securities or businesses of an unaffiliated entity (in the case of each of clause (a) and (b), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a SOAC Acquisition Proposal.

“SOAC Articles” has the meaning set forth in Section 2.2(a).

“SOAC Board” has the meaning set forth in the recitals to this Agreement.

“SOAC Board Recommendation” has the meaning set forth in Section 5.8.

“SOAC Canadian Shareholders” has the meaning set forth in Section 5.7(b).

“SOAC Class A Shares” means, prior to the SOAC Continuance, SOAC’s Class A ordinary shares.

“SOAC Class B Shares” means, prior to the SOAC Continuance, SOAC’s Class B ordinary shares.

“SOAC Common Shares” means the common shares in the capital of SOAC after giving effect to the SOAC Continuance.

“SOAC Common Shares Consideration” means the aggregate number of SOAC Common Shares equal to (a) the Adjusted Equity Value divided by (b) $10.00.

“SOAC Continuance” has the meaning set forth in the recitals to this Agreement.

“SOAC Continuance Proposal” has the meaning set forth in Section 5.8.

“SOAC D&O Persons” has the meaning set forth in Section 5.13(a).

“SOAC Designee” has the meaning set forth in Section 5.15(b).

“SOAC Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by SOAC on the date of this Agreement in connection with the execution of this Agreement.

“SOAC Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable (and not otherwise expressly allocated to a Group Company or any Company Equityholder pursuant to the terms of this Agreement or any Ancillary Document), whether or not due, by a SOAC Party in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any SOAC Party and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any SOAC Party pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, SOAC Expenses shall not include any Company Expenses.

“SOAC Financial Statements” means all of the financial statements of SOAC included in the SOAC SEC Reports.

“SOAC Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.4 (Brokers), Section 4.6 (Capitalization of the SOAC Parties) and Section 4.16 (SOAC Expenses).

“SOAC Incentive Equity Plan” has the meaning set forth in Section 5.17.

“SOAC Information” has the meaning set forth in Section 2.1(c)(ii).

“SOAC Liabilities” means, as of any determination time, the aggregate amount of Liabilities of the SOAC Parties that are due and payable by the SOAC Parties as of such time. Notwithstanding the foregoing or anything to the contrary herein, SOAC Liabilities shall not include (a) any SOAC Expenses or (b) any Liabilities arising out of, or related to, any Proceeding related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, including any shareholder demand or other shareholder Proceedings (including derivative claims) arising out of, or related to, any of the foregoing.

“SOAC Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business or financial condition of the SOAC Parties, taken as a whole, or (b) the ability of any SOAC Party to consummate the Transactions, in each case, in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a SOAC Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States or Canada, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States, Canada or any other country, including the engagement by the United States, Canada or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States, Canada or any other country or region in the world, or changes therein, including changes in interest rates in the United States, Canada or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any SOAC Party operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any SOAC Party with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 4.3(b), to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.3(a) to the extent it relates to such representations and warranties), (vii) any failure by any SOAC Party to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States, Canada or any other country or region in the world, or any escalation of the foregoing, or (ix) the matters set forth on Section 1.1 of the SOAC Disclosure Schedules; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or clause (viii) may be taken into account in determining whether a SOAC Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has or has had a disproportionate adverse effect on the SOAC Parties, taken as a whole, relative to other participants operating in the industries or markets in which the SOAC Parties operate.

“SOAC Non-Party Affiliates” means, collectively, each SOAC Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any SOAC Related Party (other than, for the avoidance of doubt, SOAC).

“SOAC Notice of Articles” has the meaning set forth in Section 2.2(a).

“SOAC Parties” means, collectively, SOAC and NewCo Sub.

“SOAC Related Parties” has the meaning set forth in Section 4.9.

“SOAC Related Party Transactions” has the meaning set forth in Section 4.9.

“SOAC SEC Reports” has the meaning set forth in Section 4.7.

“SOAC Shareholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of SOAC Shares entitled to vote thereon, whether in person or by proxy at the SOAC Shareholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of SOAC and applicable Law.

“SOAC Shareholder Redemption” means the right of the holders of SOAC Class A Shares to redeem all or a portion of their SOAC Class A Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Governing Documents of SOAC.

“SOAC Shareholders Meeting” has the meaning set forth in Section 5.8.

“SOAC Shares” means (a) prior to the SOAC Continuance, collectively, the SOAC Class A Shares and the SOAC Class B Shares, and (b) from and after the SOAC Continuance, the SOAC Common Shares. Any reference to the SOAC Shares in this Agreement or any Ancillary Document shall be deemed to refer to clause (a) and/or clause (b) of this definition, as the context so requires.

“SOAC Warrants” means each warrant to purchase one SOAC Class A Share at an exercise price of $11.50 per share, subject to adjustment, on the terms and subject to the conditions set forth in the Warrant Agreement.

“Software” shall mean any and all (a) computer programs and software, including any and all software implementations of algorithms, models and methodologies, whether in (and including all) source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Sponsor” has the meaning set forth in the recitals to this Agreement.

“Sponsor Earnout Shares” means 500,000 Class I Special Shares in the capital of SOAC following the SOAC Continuance, convertible into SOAC Common Shares and redeemable in accordance with their terms, in each case as set forth in Section 2.8.

“Sponsor Letter Agreement” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Supporting Company Shareholders” has the meaning set forth in the recitals to this Agreement.

“Surviving Company” has the meaning set forth in the recitals to this Agreement.

“Tax” means any federal, provincial, state or local income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not, and including any secondary Liability for any of the aforementioned.

“Tax Act” means the Income Tax Act (Canada) and the regulations promulgated thereunder.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, designations, elections, notices, attachments and reports relating to Taxes required to be filed with any Governmental Entity, including any amendment of any of the foregoing.

“Termination Date” has the meaning set forth in Section 7.1(d).

“Trading Day” means any day on which SOAC Common Shares are actually traded on the principal securities exchange or securities market on which SOAC Common Shares are then traded.

“Transactions” has the meaning set forth in the recitals to this Agreement.

“Transaction Litigation” has the meaning set forth in Section 5.2(d).

“Transaction Proposals” has the meaning set forth in Section 5.8.

“Transaction Support Agreements” has the meaning set forth in the recitals to this Agreement.

“Trust Account” has the meaning set forth in Section 9.18.

“Trust Account Released Claims” has the meaning set forth in Section 9.18.

“Trust Agreement” has the meaning set forth in Section 4.8.

“Trustee” has the meaning set forth in Section 4.8.

“UNCLOS Laws and Regulations” means the United Nations Convention for the Law of the Sea (“UNCLOS”) and all related Laws, conventions, international agreements, and implementing agreements, including (a) the Agreement relating to the Implementation of Part XI of UNCLOS, (b) the Laws administered by the ISA, and (c) any applicable customary international Law.

“Unpaid SOAC Expenses” means the SOAC Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid SOAC Liabilities” means the SOAC Liabilities as of immediately prior to the Closing.

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.

“Vesting Sponsor Shares” has the meaning set forth in the Sponsor Letter Agreement.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988 as well as similar foreign, state or local Laws.

“Warrant Agreement” means the Warrant Agreement, dated as of May 8, 2020, by and between SOAC and the Trustee.

“Willful Breach” means a material breach of this Agreement by a Party that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

Article 2
THE ARRANGEMENT; THE TRANSACTION; CLOSING

Section 2.1 The Arrangement. On the terms and subject to the conditions hereof, the Company and SOAC shall proceed to effect the Arrangement under Part 9, Division 5 of the BCBCA at the Effective Time, on the terms and subject to the conditions set forth in the Plan of Arrangement.

(a) The Interim Order. As soon as reasonably practicable after the date of this Agreement, but in any event no later than three (3) Business Days after the initial filing with the SEC of the Registration Statement / Proxy Statement, the Company shall apply, pursuant to Part 9, Division 5 of the BCBCA and, in cooperation with SOAC (which shall include the opportunity to review of all relevant documents by SOAC and the incorporation of all reasonable comments from SOAC thereon), prepare, file and diligently pursue an application to the Court for the Interim Order in respect of the Arrangement, which shall identify that the Transaction Support Agreements have been executed by each of the Supporting Company Shareholders and shall provide, among other things:

(i) for the class(es) of persons to whom notice is to be provided in respect of the Arrangement and the Company Shareholders Meeting, and for the manner in which such notice is to be provided;

(ii)  that the required level of approval for the Company Arrangement Resolution shall be the Company Required Approval;

(iii)  that, in all other respects, the terms, restrictions and conditions of the Governing Documents of the Company, including quorum requirements and all other matters, shall apply in respect of the Company Shareholders Meeting;

(iv) for the grant of the Arrangement Dissent Rights to those Company Shareholders who are registered Company Shareholders as contemplated by the Plan of Arrangement;

(v) for the notice requirements regarding the presentation of the application to the Court for the Final Order;

(vi) that, subject to Section 2.2(b), the Company Shareholders Meeting may be adjourned or postponed from time to time by the Company in accordance with the terms of this Agreement or as otherwise agreed by the Parties without the need for additional approval of the Court, and may be held virtually;

(vii)  that the record date for the Company Shareholders and holders of Company Options entitled to notice of and to vote at the Company Shareholders Meeting will not change in respect of any adjournment(s) or postponement(s) of the Company Shareholders Meeting, unless required by applicable Law or by the Court;

(viii)  confirmation of the record date for the purposes of determining the Company Shareholders entitled to receive material and vote at the Company Meeting in accordance with the Interim Order; and

(ix) for such other matters as the Parties may agree are reasonably necessary to complete the Transactions.

(b) The Company Shareholders Meeting.

(i) Subject to the terms of this Agreement, the Interim Order, and the provision of the SOAC Information, the Company shall convene and conduct the Company Shareholders Meeting in accordance with the Governing Documents of the Company, applicable Laws and the Interim Order as soon as reasonably practicable (and in any event no later than 45 days after the filing of the Registration Statement / Proxy Statement or such later date as may be required in order to provide the Pre-Closing SOAC Shareholders with additional disclosure as required in connection with the SEC Review of the Registration Statement / Proxy Statement), and shall not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Shareholders Meeting without the prior written consent of SOAC, except in the case of an adjournment as required for quorum purposes. The Company shall consult with SOAC in fixing the record date for the Company Shareholders Meeting and the date of the Company Shareholders Meeting, give notice to SOAC of the Company Shareholders Meeting and allow SOAC’s Representatives to attend the Company Shareholders Meeting. The Company shall use its reasonable best efforts to obtain the Company Required Approval in respect of the Company Arrangement Resolution, including instructing the management proxyholders named in the Company Information Circular to vote any discretionary or blank proxy submitted by the Company Shareholders in favor of such action, and shall take all other action reasonably necessary or advisable to secure the Company Required Approval.

(ii)  The Company shall provide SOAC with (A) updates with respect to the aggregate tally of the proxies received by the Company in respect of the Company Arrangement Resolution, (B) updates with respect to any communication (written or oral) from any Company Shareholder in opposition to the Arrangement or any purported exercise or withdrawal of Arrangement Dissent Rights, (C) the right to demand postponement or adjournment of the Company Shareholders Meeting if, based on the tally of proxies, the Company will not receive the Company Required Approvals; provided, that the Company shall not be permitted to postpone the Company Shareholders Meeting more than the earlier of (1) five (5) Business Days prior to the Termination Date and (2) ten (10) days from the date of the first Company Shareholders Meeting without the prior written consent of SOAC, and (D) the right to review and comment on all communications sent to the Company Shareholders and to participate in any discussions, negotiations or Proceedings with or including any such Company Shareholders. The Company shall not (y) make any payment or settlement offer, or agree to any payment or settlement prior to the Effective Time with respect to Arrangement Dissent Rights, or (z) waive any failure by any Company Shareholder to timely deliver a notice of exercise of Arrangement Dissent Rights, in each case without the prior written consent of SOAC, which will not be unreasonably withheld, conditioned or delayed.

(c) The Company Information Circular.

(i) The Company shall promptly prepare and complete, in good faith consultation with SOAC, the Company Information Circular together with any other documents required by applicable Law in connection with the Company Shareholders Meeting and the Arrangement, and the Company shall, as promptly as practicable after obtaining the Interim Order, cause the Company Information Circular and such other documents to be delivered to each Company Shareholder and other person as required by the Interim Order and applicable Law, in each case so as to permit the Company Shareholders Meeting to be held by the time specified in Section 2.1(b)(i).

(ii)  The Company shall ensure that the Company Information Circular (A) complies in all material respects with the Governing Documents of the Company, the Interim Order and applicable Law, (B) does not contain any Misrepresentation, except with respect to SOAC Information included in the Company Information Circular, (C) provides the Company Shareholders with sufficient information (explained in sufficient detail) to permit them to form a reasoned judgement concerning the matters to be placed before the Company Shareholders Meeting, and (D) states any material interest of each director and officer, whether as director, officer, securityholder or creditor of the Company, as and to the extent required by applicable Law.

(iii)   Without limiting the generality of Section 2.1(c)(ii), the Company shall, subject to the terms of this Agreement, ensure that the Company Information Circular includes (A) a statement that the Company Board has unanimously determined that the Arrangement is in the best interests of the Company and fair to the Company Shareholders, and recommends that the Company Shareholders vote in favor of the Company Arrangement Resolution and (B) a statement that each Supporting Company Shareholder has entered into a Transaction Support Agreement pursuant to which such Supporting Company Shareholder has agreed to support and vote in favor of the Company Arrangement Resolution.

(iv) SOAC shall reasonably assist the Company in the preparation of the Company Information Circular, including obtaining and furnishing to the Company any information with respect to SOAC required to be included under applicable Laws in the Company Information Circular (the “SOAC Information”), and ensuring that the SOAC Information does not contain any Misrepresentation. The Company shall give SOAC and its legal counsel a reasonable opportunity to review and comment on drafts of the Company Information Circular and other related documents, and shall accept the reasonable comments made by SOAC and its counsel, and agrees that all information relating to SOAC included in the Company Information Circular must be in a form and content reasonably satisfactory to SOAC. The Company shall provide SOAC with a final copy of the Company Information Circular prior to its delivery to the Company Shareholders.

(v) Each Party shall promptly notify the other Party if it becomes aware that the Company Information Circular contains a Misrepresentation, or otherwise requires an amendment or supplement. The Parties shall reasonably cooperate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall promptly deliver or otherwise disseminate any such amendment or supplement to the Company Shareholders as required by the Court or applicable Law.

(d) The Final Order. The Company shall take all steps necessary or reasonably desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Part 9, Division 5 of the BCBCA, as soon as reasonably practicable, but in any event not later than five (5) Business Days after the Company Required Approval is obtained for the Company Arrangement Resolution as provided for in the Interim Order, unless otherwise agreed by the Company and SOAC.

(e) Court Proceedings.

(i) In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company shall: (A) diligently pursue (and SOAC shall reasonably cooperate with the Company in diligently pursuing), the Interim Order and the Final Order; (B) provide SOAC and its Representatives with a reasonable opportunity to review and comment upon drafts of all materials to be filed with the Court in connection with the Arrangement, and accept the reasonable comments of SOAC and its Representatives, and all information relating to SOAC included in such materials must be in a form and content reasonably satisfactory to SOAC; (C) provide on a timely basis copies of any response to petition, evidence or other documents served on the Company or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal from them, and any notice, written or oral, indicating the intention of any person to appeal, or oppose the granting of, the Interim Order or the Final Order; (D) ensure that all material filed with the Court in connection with the Arrangement is consistent with this Agreement and the Plan of Arrangement; (E) not file any material with the Court that result in an increase or variation in the form of the Exchange Consideration or other modification or amendment to such materials that expands or increases SOAC’s obligations, or diminishes or limits SOAC’s rights, set forth in any such materials or under this Agreement, the Arrangement, the Plan of Arrangement or the Transaction Support Agreements; (F) subject to this Agreement, oppose any proposal from any person that the Final Order contain any provision inconsistent with the Plan of Arrangement or this Agreement, and if at any time after the issuance of the Final Order and prior to the Effective Time, the Company is required by the terms of the Final Order or by applicable Law to return to Court with respect to the Final Order, it will do so only after notice to, and in good faith consultation with, SOAC; and (G) not object to legal counsel to SOAC making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided SOAC advises the Company of the nature of any such submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement.

(ii)  Subject to the terms of this Agreement, SOAC will reasonably cooperate with, and assist the Company in, seeking the Interim Order and the Final Order, including by providing the Company on a timely basis any material information reasonably required or reasonably requested to be supplied by SOAC in connection therewith.

Section 2.2 Closing Transactions. On the terms and subject to the conditions set forth in this Agreement and the Plan of Arrangement, the following transactions shall occur:

(a) SOAC Continuance. Prior to the Effective Time, SOAC shall cause the SOAC Continuance to occur in accordance with Part 9, Division 8 of the BCBCA and Part XII of the Cayman Islands Companies Act (As Revised). In connection with the SOAC Continuance, (i) the notice of articles, substantially in the form attached hereto as Exhibit G (the “SOAC Notice of Articles”), shall become the notice of articles of SOAC, (ii) the articles, substantially in the form attached hereto as Exhibit H (the “SOAC Articles”), shall become the articles of SOAC, and (iii) each SOAC Warrant that is outstanding immediately prior to the SOAC Continuance shall, from and after the SOAC Continuance, represent the right to purchase one SOAC Common Share at an exercise price of $11.50 per share, subject to adjustment, on the terms and subject to the conditions set forth in the Warrant Agreement. Effective upon the SOAC Continuance (w) the identifying name of the SOAC Class A Shares and SOAC Class B Shares shall be changed to SOAC Common Shares, (x) the SOAC Class A Shares and the SOAC Class B Shares shall have the rights and restrictions attached to the SOAC Common Shares, as described in the SOAC Articles, (y) the Earnout Shares and the Vesting Sponsor Shares shall be created and authorized, and (z) SOAC’s name shall be changed to TMC the metals company Inc.

(b) Preferred Share Conversion. Immediately prior to the Effective Time, all Company Preferred Shares shall automatically be converted into Company Common Shares in accordance with the terms of Section 28.6 of the Company’s articles (the “Preferred Share Conversion”).

(c) Convertible Debenture Conversion. Not later than immediately prior to the Effective Time, all Company Convertible Debentures shall by election of the holders thereof or automatically in accordance with their terms be converted into Company Common Shares (the “Convertible Debenture Conversion”).

(d) Alleseas Observer Letter. At the Effective Time, SOAC shall deliver to Allseas a letter providing it with the rights set forth in the Allseas Observer Letter.

Section 2.3 Closing of the Transactions Contemplated by this Agreement. At the Effective Time, the Share Exchange and Amalgamation shall occur on the terms and subject to the conditions set forth in the Plan of Arrangement. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 9.11 as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”) or at such other place, date and/or time as SOAC and the Company may agree in writing.

Section 2.4 Allocation Schedule.

(a) No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to SOAC (and SOAC shall thereafter deliver to the Exchange Agent) an allocation schedule (the “Allocation Schedule”) setting forth (i) the number of Company Shares held by each Company Shareholder after giving effect to the Preferred Share Conversion and the Convertible Debenture Conversion and the number of Company Common Shares subject to each Company Option held by each holder thereof and the exercise price thereof, (ii) the number of Company Common Shares underlying the Allseas Warrant and the number of SOAC Common Shares into which the Allseas Warrant shall be exercisable after the Effective Time as per the terms of the Allseas Warrant, (iii) (x) the number of SOAC Common Shares that will be subject to each Rollover Option, which shall be determined by multiplying the number of Company Common Shares subject to the corresponding Company Option immediately prior to the Effective Time by the Per Share Consideration and rounding the resulting number down to the nearest whole number of SOAC Common Shares, (y) the exercise price thereof at the Effective Time, which shall be determined by dividing the per share exercise price for the number of Company Common Shares subject to the corresponding Company Option in effect immediately prior to the Effective Time by the Per Share Consideration, and rounding the resulting exercise price up to the nearest whole cent, and (z) the portion of the Company Earnout Shares to be allocated to each holder of Rollover Options upon exercise of such Rollover Options pursuant to and in accordance with Section 2.8, which shall be allocated on a pro rata basis which shall be determined by dividing the aggregate number of Company Common Shares subject to the corresponding Company Options immediately prior to the Effective Time by the number of Company Fully Diluted Shares, (iv) the portion of the SOAC Common Shares Consideration allocated to each Company Shareholder, determined by multiplying the number of Company Shares held by such Company Shareholder immediately prior to the Effective Time by the Per Share Consideration, (v) the portion of the Company Earnout Shares to be allocated to each Company Shareholder pursuant to and in accordance with Section 2.8, which shall be allocated on a pro rata basis which shall be determined by dividing the aggregate number of Company Shares held by such Company Shareholder by the number of Company Fully Diluted Shares, (vi) the Company’s good faith calculation of Net Group Company Cash, together with reasonable supporting detail as to such calculation, and (vii) a certification, duly executed by an authorized officer of the Company, that the information delivered pursuant to clauses (i), (ii), (iii), (iv), (v) and (vi) is, and will be as of immediately prior to the Effective Time, true and correct in all respects and in accordance with the last sentence of this Section 2.4. The Company will review any comments to the Allocation Schedule provided by SOAC or any of its Representatives and consider and incorporate in good faith any reasonable comments proposed by SOAC or any of its Representatives. Notwithstanding the foregoing or anything to the contrary herein, (1) the aggregate number of SOAC Common Shares that each Company Shareholder will have a right to receive under the Plan of Arrangement and the number of shares underlying the Allseas Warrants as of the Effective Time will be rounded down to the nearest whole share, (2) in no event shall the aggregate number of SOAC Common Shares set forth on the Allocation Schedule that are allocated in respect of Company Shares and Company Equity Awards or that are issuable to the Company Equityholders hereunder exceed the SOAC Common Shares Consideration and (3) in no event shall the Allocation Schedule (or the calculations or determinations therein) breach, as applicable, any applicable Law, the Governing Documents of the Company, the Company Equity Plan or any other Contract to which the Company is a party or bound.

(b) SOAC, the Exchange Agent and their respective Affiliates and Representatives shall be entitled to rely, without any independent investigation or inquiry, on the names, amounts, and other information set forth in the Allocation Schedule. None of SOAC, the Exchange Agent and their respective Affiliates or Representatives shall have any Liability to any Company Shareholder or any of its Affiliates for relying on the Allocation Schedule. Except with SOAC’s written consent, the Allocation Schedule may not be modified after delivery to SOAC except pursuant to a written instruction from the Company, with certification from an authorized representative of the Company that such modification is true and correct. SOAC, the Exchange Agent and their respective Affiliates and Representatives shall be entitled to rely, without any independent investigation or inquiry, on such modified Allocation Schedule.

Section 2.5  Treatment of Company Equity Awards.

(a) At the Effective Time, on the terms and subject to the conditions set forth in the Plan of Arrangement, without any action of any Party or any other Person (but subject to Section 2.5(b)), SOAC shall adopt and assume the Company Equity Plan (the “Assumed Plan”). Each Company Option outstanding immediately prior to the Effective Time shall cease to represent the right to purchase Company Common Shares and shall become an option to purchase a number of SOAC Common Shares equal to the number of Company Common Shares subject to such Company Option immediately prior to the Effective Time multiplied by the Per Share Consideration (rounded down to the nearest whole share) under the Assumed Plan (each, a “Rollover Option”) at an exercise price per share equal to the exercise price per share of such Company Option immediately prior to the Effective Time divided by the Per Share Consideration (rounded up to the nearest whole cent), and the portion of the Company Earnout Shares to be allocated to each such Rollover Option upon exercise of such Rollover Option pursuant to and in accordance with Section 2.8 and the Allocation Schedule. Each Rollover Option shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company Option immediately prior to the Effective Time, subject to the adjustments required by this Section 2.5(a) after giving effect to the Arrangement (or Alternative Transaction). Such assumption and conversion shall occur in a manner intended to comply with the requirements of Section 409A of the Code and subsection 7(1.4) of the Tax Act.

(b) Prior to the Closing, the Company and SOAC shall take, or cause to be taken, all necessary or appropriate actions under or in connection with the Company Equity Plan (and the underlying grant, award or similar agreements), including to reserve for issuance a sufficient number of SOAC Common Shares and Earnout Shares for delivery upon exercise of the Rollover Options under the Assumed Plan, or otherwise to give effect to the provisions of this Section 2.5 no less than five (5) Business Days prior to Closing, the Company and SOAC shall each provide to the other copies of all such necessary or appropriate actions and a reasonable opportunity to provide comments, which comments will be considered in good faith.

Section 2.6 Exchange Agent.

(a) As promptly as reasonably practicable following the date of this Agreement, but in no event later than ten (10) Business Days prior to the Closing Date, SOAC shall appoint an exchange agent reasonably acceptable (such acceptance, not to be unreasonably withheld, conditioned or delayed) to the Company (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of (i) exchanging certificates, if any, representing the Company Common Shares (“Certificates”), and each Company Share held in book-entry form on the securities registry of the Company immediately prior to the Effective Time, in either case, for the portion of the SOAC Common Shares Consideration issuable in respect of such Company Shares in accordance with the Allocation Schedule and on the terms and subject to the conditions set forth in this Agreement and the Plan of Arrangement and (ii) depositing with the Exchange Agent, for the benefit of the Company in accordance with Section 2.8, the Company Earnout Shares.

(b) At least three (3) Business Days prior to the Closing Date, the Company shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, a Letter of Transmittal to the Company Shareholders.

(c) As soon as practicable following the SOAC Continuance and prior to the Effective Time, SOAC shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of (i) the Company Shareholders and for exchange in accordance with this Section 2.6 through the Exchange Agent and (ii) the Company Shareholders and the Sponsor in accordance with Section 2.8, evidence of the Exchange Consideration in book-entry form.

(d) At the Effective Time, on the terms and subject to the conditions set forth in this Agreement and the Plan of Arrangement, each Company Shareholder shall be entitled to receive the portion of the Exchange Consideration to which he, she or it is entitled on the date provided in Section 2.6(e) upon (i) surrender of a Certificate (or affidavit of loss in lieu thereof in the form required by SOAC, the Company and the Exchange Agent) to the Exchange Agent or (ii) in the case of Company Common Shares held in book-entry form, a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by SOAC, the Company and the Exchange Agent), to the Exchange Agent.

(e) If a properly completed and duly executed Letter of Transmittal together with, as applicable, any Certificates (or affidavit of loss in lieu thereof in the form required by SOAC, the Company and the Exchange Agent) are delivered to the Exchange Agent in accordance with Section 2.6(d) (i) at least two (2) Business Days prior to the Closing Date, then SOAC and the Company shall take all necessary actions to cause the applicable portion of the Exchange Consideration to be issued to the applicable Company Shareholder in book-entry form on the Closing Date in accordance with the Allocation Schedule, or (ii) less than two (2) Business Days prior to the Closing Date, then SOAC and the Company shall take all necessary actions to cause the applicable portion of the Exchange Consideration to be issued to the Company Shareholder in book-entry form in accordance with the Allocation Schedule within two (2) Business Days after such delivery.

(f)  If any portion of the Exchange Consideration is to be issued to a Person other than the Company Shareholder in whose name the surrendered Certificate or the transferred Company Share in book-entry form is registered, it shall be a condition to the issuance of the applicable portion of the Exchange Consideration that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Share in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or Company Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.

(g) No interest will be paid or accrued on the Exchange Consideration (or any portion thereof). From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 2.6, each Company Share shall solely represent the right to receive a portion of the Exchange Consideration to which such Company Share is entitled to receive in accordance with the Allocation Schedule.

(h) Any portion of the aggregate Exchange Consideration that remains unclaimed by the Company Shareholders six (6) years following the Closing Date shall be delivered to SOAC or as otherwise instructed by SOAC, and any right or claim to payment under the Plan of Arrangement that remains outstanding six (6) years following the Closing Date shall cease to represent a right or claim of any kind or nature and the right of the Company Shareholders to receive the applicable portion of the aggregate Exchange Consideration in accordance with the Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to SOAC, for no consideration.

Section 2.7 Withholding. SOAC, the Group Companies and the Exchange Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) with respect to any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. Any amounts so withheld shall be timely remitted to the applicable Governmental Entity, and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Each of SOAC and the Exchange Agent, as applicable, is hereby authorized to sell or otherwise dispose of, on behalf of such Person, such portion of the Exchange Consideration as is necessary to provide sufficient funds to SOAC or the Exchange Agent, as the case may be, to enable it to comply with such deduction and withholding requirement and SOAC or the Exchange Agent shall use commercially reasonable efforts to notify such Person thereof and remit the applicable portion of the net proceeds of such sale to the appropriate Governmental Entity and, if applicable, any portion of such net proceeds that is not required to be so remitted shall be paid to such Person. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

Section 2.8 Earnout Shares.

(a) At the Effective Time, (i) on the terms and subject to the conditions set forth in this Agreement and the Plan of Arrangement, each Company Shareholder shall be entitled to receive the portion of the Company Earnout Shares to which he, she or it is entitled in accordance with the Allocation Schedule and Section 2.6, and (ii) on the terms and subject to the conditions set forth in this Agreement and the Plan of Arrangement, each holder of Rollover Options shall be entitled to receive the portion of the Company Earnout Shares upon exercise thereof to which he, she or it is entitled in accordance with the Allocation Schedule and Section 2.6.

(b) The SOAC Articles shall provide, with respect to the Earnout Shares that:

(i) if (y) on any twenty (20) Trading Days within any thirty (30) Trading Day period, the SOAC Common Shares trade for a price that is greater than or equal to $15.00 or (z) there occurs any transaction resulting in a Change of Control with a valuation of the SOAC Common Shares that is greater than or equal to $15.00 per SOAC Common Share, then all of the Class A Special Shares of the Company shall automatically be converted into SOAC Common Shares;

(ii)  if (y) on any twenty (20) Trading Days within any thirty (30) Trading Day period the SOAC Common Shares trade for a price that is greater than or equal to $25.00 or (z) there occurs any transaction resulting in a Change of Control with a valuation of the SOAC Common Shares that is greater than or equal to $25.00 per SOAC Common Share, then all of the Class B Special Shares of the Company shall automatically be converted into SOAC Common Shares;

(iii)   if (y) on any twenty (20) Trading Days within any thirty (30) Trading Day period the SOAC Common Shares trade for a price that is greater than or equal to $35.00 or (z) there occurs any transaction resulting in a Change of Control with a valuation of the SOAC Common Shares that is greater than or equal to $35.00 per SOAC Common Share, then all of the Class C Special Shares of the Company shall automatically be converted into SOAC Common Shares;

(iv) if (y) on any twenty (20) Trading Days within any thirty (30) Trading Day period the SOAC Common Shares trade for a price that is greater than or equal to $50.00 or (z) there occurs any transaction resulting in a Change of Control with a valuation of the SOAC Common Shares that is greater than or equal to $50.00 per SOAC Common Share, then all of the Class D Special Shares of the Company and all of the Sponsor Earnout Shares shall automatically be converted into SOAC Common Shares;

(v) if (y) on any twenty (20) Trading Days within any thirty (30) Trading Day period the SOAC Common Shares trade for a price that is greater than or equal to $75.00 or (z) there occurs any transaction resulting in a Change of Control with a valuation of the SOAC Common Shares that is greater than or equal to $75.00 per SOAC Common Share, then all of the Class E Special Shares of the Company shall automatically be converted into SOAC Common Shares;

(vi) if (y) on any twenty (20) Trading Days within any thirty (30) Trading Day period the SOAC Common Shares trade for a price that is greater than or equal to $100.00 or (z) there occurs any transaction resulting in a Change of Control with a valuation of the SOAC Common Shares that is greater than or equal to $100.00 per SOAC Common Share, then all of the Class F Special Shares of the Company shall automatically be converted into SOAC Common Shares;

(vii)  if (y) on any twenty (20) Trading Days within any thirty (30) Trading Day period the SOAC Common Shares trade for a price that is greater than or equal to $150.00 or (z) there occurs any transaction resulting in a Change of Control with a valuation of the SOAC Common Shares that is greater than or equal to $150.00 per SOAC Common Share, then all of the Class G Special Shares of the Company shall automatically be converted into SOAC Common Shares;

(viii)  if (y) on any twenty (20) Trading Days within any thirty (30) Trading Day period the SOAC Common Shares trade for a price that is greater than or equal to $200.00 or (z) there occurs any transaction resulting in a Change of Control with a valuation of the SOAC Common Shares that is greater than or equal to $200.00 per SOAC Common Share, then all of the Class H Special Shares of the Company shall automatically be converted into SOAC Common Shares; and

(ix) if (y) there occurs any transaction resulting in a Change of Control and the applicable valuation of the SOAC Common Shares is less than the respective dollar values set forth in clauses (i) – (viii) above, or (z) any Earnout Share is outstanding on the fifteenth (15th) anniversary of the Closing Date (the “Earnout Period”), then each outstanding Earnout Share shall be redeemable by the Company, without any action or consent on the part of the Company Shareholders or the Sponsor and as set forth in the SOAC Articles.

(c) SOAC shall take such actions as are reasonably requested by any Company Shareholders, holders of Rollover Options following exercise thereof or the Sponsor, as applicable, to evidence the issuances to or ownership by him, her or it of SOAC Common Shares pursuant to this Section 2.8, including through the provision of an updated securities registry showing such issuances (as certified by an officer of SOAC responsible for maintaining such registry or the applicable registrar or transfer agent of SOAC).

(d) In the event SOAC shall at any time during the Earnout Period effect a subdivision or consolidation of the outstanding SOAC Common Shares into a greater or lesser number of SOAC Common Shares, then (i) the Earnout Shares shall be subdivided or consolidated in the same manner, and (ii) the dollar values set forth in Section 2.8(b)(i) through (viii) above shall be appropriately amended to provide to such Company Shareholders and Sponsor the same economic effect as contemplated by this Agreement prior to such event.

(e) During the Earnout Period, SOAC shall take all reasonable efforts for SOAC to remain listed as a public company on, and for the SOAC Common Shares (including, for the avoidance of doubt, the SOAC Common Shares issuable upon conversion of the Earnout Shares in accordance with Section 2.8) to be tradable over, the NYSE; provided, however, the foregoing shall not limit SOAC from consummating a Change of Control or entering into a Contract that contemplates a Change of Control. Subject to the terms hereof, upon the consummation of any Change of Control during the Earnout Period, other than as set forth in Section 2.8(b) above, SOAC shall have no further obligations pursuant to this Section 2.8(e).

(f)  From and after the Closing, unless and until such Earnout Shares convert into SOAC Common Shares in accordance with their terms and Section 2.8(b), a holder of Earnout Shares shall not transfer, sell, pledge or otherwise dispose or hypothecate any of his, her or its Earnout Shares. Any share certificates representing the Earnout Shares shall contain a legend relating to transfer restrictions imposed by this Agreement and the risk of redemption associated with such Earnout Shares.

Section 2.9 Allseas Warrant. At the Effective Time, on the terms of and subject to the conditions set forth in the Plan of Arrangement, the Allseas Warrant shall be assumed by SOAC and become exercisable for such number of SOAC Common Shares set forth in the Allocation Schedule on the same terms and conditions as the Allseas Warrant.

Article 3
REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP COMPANIES

Subject to Section 9.8, except as set forth on the Company Disclosure Schedules, the Company hereby represents and warrants to the SOAC Parties as follows:

Section 3.1 Organization and Qualification.

(a) Each Group Company is a corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable). Section 3.1(a) of the Company Disclosure Schedules sets forth the jurisdiction of organization, incorporation or formation (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect.

(b) True and complete copies of the Governing Documents of each Group Company have been made available to SOAC, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of each Group Company are in full force and effect, and no Group Company is in breach or violation of any provision set forth in its Governing Documents.

(c) Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

Section 3.2 Capitalization of the Group Companies.

(a) Section 3.2(a) of the Company Disclosure Schedules sets forth a true and complete statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the registered holders thereof and (iii) with respect to each Company Option, (A) the date of grant, (B) any applicable exercise (or similar) price, (C) any applicable expiration (or similar) date, (D) any applicable vesting schedule (including acceleration provisions) and (E) whether such Company Option is an Incentive Stock Option. All of the Equity Securities of the Company have been duly authorized and validly issued. All of the outstanding Company Shares are fully paid and non-assessable, and each Company Option outstanding immediately prior to the Effective Time will be an “in the money” Company Option (i.e., the value of the Adjusted Equity Value allocated to each Company Option is in excess of the exercise (or similar) price applicable to such Company Option).

(b) The Equity Securities of the Company (i) were not issued in violation of the Governing Documents of the Company or any other Contract to which the Company is party or bound, (ii) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, (iii) have been offered, sold and issued in compliance with applicable Law, including Securities Laws and (iv) are free and clear of all Liens (other than transfer restrictions under the Governing Documents of the Company and applicable Securities Law). Except for the Company Options set forth on Section 3.2(a) of the Company Disclosure Schedules and those either permitted by Section 5.1(b) or issued, granted or entered into in accordance with Section 5.1(b), the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted shares, restricted share units, phantom shares, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the Company’s Equity Securities.

(c) Section 3.2(c) of the Company Disclosure Schedules sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding and (ii) the identity of the Persons that are the record and beneficial owners thereof. There are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company. There are no voting trusts, proxies or other Contracts to which any Group Company is a party with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company.

(d) None of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture.

(e) Section 3.2(e) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Group Companies as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

(f)  Section 3.2(f) of the Company Disclosure Schedules sets forth a list of all Change of Control Payments of the Group Companies.

Section 3.3 Authority. The Company has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Company Required Approval of the Company Arrangement Resolution, the execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 3.4 Financial Statements; Undisclosed Liabilities.

(a) The Company has made available to SOAC a true and complete copy of (i) the audited consolidated balance sheet of the Group Companies as of December 31, 2018 and December 31, 2019 and the related audited consolidated statements of loss and comprehensive loss, cash flows and changes of equity of the Group Companies for the years then ended, together with the auditor’s reports thereon (the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Group Companies as of December 31, 2020 and the related unaudited consolidated statements of loss and comprehensive loss, cash flows and changes of equity for the year ended December 31, 2020 (such December 31, 2020 balance sheet of the Group Companies, the “Latest Balance Sheet”) (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”), which are attached as Section 3.4(a) of the Company Disclosure Schedules. The Audited Financial Statements (including the notes thereto) (A) were prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto), and (B) fairly presents, in all material respects, the financial position, results of operations, cash flows and changes of equity of the Group Companies as at the date thereof and for the period indicated therein. The Interim Financial Statements (including the notes thereto) (A) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto), (B) fairly presents, in all material respects, the financial position, results of operations, cash flows and changes of equity of the Group Companies as at the date thereof and for the period indicated therein and (C) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the date of the Agreement (including Regulation S-X or Regulation S-K, as applicable).

(b) Each of the audited consolidated balance sheets of the Group Companies as of December 31, 2019 and December 31, 2020 and the related audited consolidated statements of loss and comprehensive loss, cash flows and changes of equity of the Group Companies for the years then ended, together with the auditor’s reports thereon, and each of the other financial statements or similar reports required to be included in the Registration Statement / Proxy Statement or any other filings to be made by the Group Companies with the SEC in connection with the transactions contemplated in this Agreement or any other Ancillary Document (the “Closing Company Financial Statements”), when delivered following the date of this Agreement in accordance with Section 5.16, (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations, cash flows and changes of equity of the Group Companies as at the date thereof and for the period indicated therein (except as otherwise specifically noted therein), (iii) will be prepared in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditors and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the date of such delivery (including Regulation S-X or Regulation S-K, as applicable).

(c) Except (i) as set forth on the face of the Latest Balance Sheet, (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which are Liabilities directly or indirectly related to a breach of Contract, breach of warranty, tort, infringement, misappropriation, Proceeding or violation of, or non-compliance with, Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance by the Company of its covenants or agreements in this Agreement or any Ancillary Document to which it is or will be a party or the consummation of the transactions contemplated hereby or thereby and (iv) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, no Group Company has any Liabilities.

(d) The Group Companies have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Group Companies’ assets. The Group Companies maintain and, for all periods covered by the Financial Statements, have maintained books and records of the Group Companies in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Group Companies in all material respects.

(e) Since the Reference Date, no Group Company has received any written complaint, allegation, assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of the Group Companies to the Company’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of the Group Companies to the Company’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.

Section 3.5 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) the Investment Canada Act Approval (if required); (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) the filing of any documents required by the Final Order, the Interim Order and filings required pursuant to the Plan of Arrangement or (iv) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

(b) None of the execution or delivery by the Company of this Agreement or any Ancillary Documents to which it is or will be a party, the performance by the Company of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a breach of any provision of the Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Contract to which any Group Company is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except, in the case of any of clauses (ii) through (iv) above, as would not have a Company Material Adverse Effect.

Section 3.6 Permits. Each of the Group Companies has all Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to hold the same would not result in a Company Material Adverse Effect. Except as is not and would not reasonably be expected to be material to the Group Companies, taken as a whole, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by any Group Company.

Section 3.7 Material Contracts.

(a) Section 3.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which a Group Company is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 3.7(a) of the Company Disclosure Schedules, together with each Contract entered into after the date of this Agreement that would be required to be set forth on Section 3.7(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):

(i) the Material Exploration Contracts;

(ii)  any Contract relating to Indebtedness of any Group Company or to the placing of a Lien (other than a Permitted Lien) on any material assets or properties of any Group Company;

(iii)   any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $100,000;

(iv) any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;

(v) any (A) material joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization, research and development, or sponsorship Contract or (B) other Contract with respect to material Company Licensed Intellectual Property (other than any Contract of the type described in clauses (A) through (C) of Section 3.13(c));

(vi) any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of SOAC or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions not in favor of a Group Company or (C) contains any other provisions restricting or purporting to restrict the ability of any Group Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer in any material respect or that would so limit or purports to limit, in any material respect, SOAC or any of its Affiliates after the Closing;

(vii)  any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) $1,000,000 annually or (B) $2,000,000 over the life of the agreement;

(viii)  any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of a Group Company, in each case in excess of $200,000;

(ix) any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person (other than the Company or a Subsidiary) or made any capital contribution to, or other investment in, any Person (other than the Company or a Subsidiary);

(x) any Contract required to be disclosed on Section 3.19 of the Company Disclosure Schedules;

(xi) any Contract with any Person (A) pursuant to which any Group Company (or SOAC or any of its Affiliates after the Closing) may be required to pay milestones, royalties or other contingent payments based on any research, exploration, testing, development, collection, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events or (B) under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any material assets or properties of any Group Company or any Intellectual Property Rights;

(xii)  any Contract (A) governing the terms of, or otherwise related to, the employment, engagement or services of any current director, manager, officer, employee, individual independent contractor or other service provider of a Group Company whose annual salary (or, in the case of an independent contractor, annual compensation) is in excess of $200,000, or (B) providing for any Change of Control Payment of the type described in clause (a) of the definition thereof;

(xiii)  any Contract for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xiv) any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Group Company (or SOAC or any of its Affiliates after the Closing);

(xv) any Contract that provides for a “take-or-pay” clause or any similar prepayment obligations or any offtake or quantity commitments on any Group Company (or SOAC or any of its Affiliates after the Closing); and

(xvi) any other Contract the performance of which requires either (A) annual payments to or from any Group Company in excess of $2,000,000 or (B) aggregate payments to or from any Group Company in excess of $5,000,000 over the life of the agreement and, in each case, that is not terminable by the applicable Group Company without penalty upon less than thirty (30) days’ prior written notice.

(b) (i) Each Material Contract is valid and binding on the applicable Group Company and, to the Company’s knowledge, the counterparties thereto, and is in full force and effect and enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, the counterparties thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), (ii) the applicable Group Company and, to the Company’s knowledge, the counterparties thereto are not in material breach of, or default under, any Material Contract and (iii) to the Company’s knowledge, no event has occurred that (with or without due notice or lapse of time or both) that would result in a breach of, or default under, any Designated Material Contract by the applicable Group Company or the counterparties thereto that would result in a Company Material Adverse Effect. The Company has made available to SOAC true and complete copies of all Material Contracts in effect as of the date hereof.

Section 3.8 Absence of Changes. During the period beginning on January 1, 2021 and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) the Group Companies have conducted their businesses in the ordinary course in all material respects, (ii) no Group Company has taken any action that would require the consent of SOAC if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b)(vi), Section 5.1(b)(viii), Section 5.1(b)(xi) or Section 5.1(b)(xv) (to the extent related to any of the foregoing) and (iii) no Group Company has taken any action that would require the consent of SOAC if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b)(i), Section 5.1(b)(xiv) or Section 5.1(b)(xv) (to the extent related to Section 5.1(b)(i) or Section 5.1(b)(xiv)).

Section 3.9 Litigation. There is (and since the Reference Date there has been) no Proceeding pending or, to the Company’s knowledge, threatened against any Group Company that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Neither the Group Companies nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by a Group Company pending against any other Person.

Section 3.10 Compliance with Applicable Law. Each Group Company (a) conducts (and since the Reference Date has conducted) its business in accordance with all Laws and Orders applicable to such Group Company and is not in violation of any such Law or Order and (b) has not received any written communications from a Governmental Entity that alleges that such Group Company is not in compliance with any Law or Order, except in each case of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.11 Employee Plans.

(a) Section 3.11(a) of the Company Disclosure Schedules sets forth a true and complete list of all Employee Benefit Plans (including, for each such Employee Benefit Plan, identifying its jurisdiction). With respect to each Employee Benefit Plan, the Group Companies have provided SOAC with true and complete copies of the material documents pursuant to which the plan is maintained, funded and administered, including, for each Employee Benefit Plan, to the extent applicable, (i) the most recent plan document and all amendments thereto, (ii) the most recent funding agreement (including any trust Contract or insurance Contract), (iii) the most recent service provider Contracts (including third-party administrative services, record-keeper, investment management and other services Contracts), (iv) the most recently prepared actuarial valuation report, (v) all material correspondence with any applicable Governmental Entity for the current year and the previous three (3) years, and (vi) the most recent employee booklet.

(b) No Employee Benefit Plan is, and no Group Company sponsors, maintains, contributes to (is required to contribute to) or has any Liability with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Employee Benefit Plan provides, and no Group Company has any Liability to provide, any retiree or post-termination or post-ownership health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA or any similar Law and for which the recipient pays the full premium cost of coverage. No Group Company has any Liability by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(c) Each Employee Benefit Plan has been established, maintained, operated, and administered in all material respects in accordance with its terms and all applicable Laws. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a current favorable determination or opinion or advisory letter from the Internal Revenue Service, and nothing has occurred which could adversely affect the qualification of such Employee Benefit Plan. None of the Group Companies has incurred (whether or not assessed) any penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code.

(d) Each Employee Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code and its purpose, and no amount under any such plan, agreement or arrangement is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code.

(e) There are no pending or, to the Company’s knowledge, threatened, claims or Proceedings or disputes with respect to any Employee Benefit Plan (other than routine claims for benefits). There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA, or any breaches of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan. With respect to each Employee Benefit Plan, all material contributions, distributions, reimbursements and premium payments that are due have been timely made in accordance with the terms of such Employee Benefit Plan and applicable Law, or if not yet due, properly accrued.

(f)  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not materially (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies or (iii) result in the acceleration of the time of payment or vesting or forfeiture, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies.

(g) No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of any of the Group Companies under any Employee Benefit Plan or otherwise as a result of the consummation of the transactions contemplated by this Agreement could, separately or in the aggregate, be nondeductible under Section 280G of the Code or subjected to an excise tax under Section 4999 of the Code.

(h) The Group Companies have no material obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999 or 409A of the Code.

(i) Each Foreign Benefit Plan that is required to be registered or intended to be tax exempt has been registered (and, where applicable, accepted for registration) and is tax exempt and has been maintained in good standing, to the extent applicable, with each Governmental Entity. To the Company’s knowledge, no fact or circumstance exists that could adversely affect the preferential tax treatment ordinarily accorded to any such Foreign Benefit Plan. All material contributions required to have been made by or on behalf of the Group Companies with respect to plans or arrangements maintained or sponsored a Governmental Entity (including national or provincial pension scheme, social security, unemployment insurance, severance, termination indemnities or other similar benefits maintained for employees outside of the U.S.) have been timely made or fully accrued.

(j) No Foreign Benefit Plan is: (A) a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA); (B) a “registered pension plan” (within the meaning of subsection 248(1) of the Tax Act); (C) a “retirement compensation arrangement” (within the meaning of subsection 248(1) of the Tax Act); or (D) has any material unfunded or underfunded Liabilities. No Foreign Benefit Plan is intended to be, or has ever been determined or alleged by a Governmental Entity to be, a “salary deferral arrangement” within the meaning of subsection 248(1) of the Tax Act.

Section 3.12 Environmental Matters. Except as would not have a Company Material Adverse Effect:

(a) None of the Group Companies have received any written notice, report, Order, communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation of, or Liability under, any Environmental Laws.

(b) There is (and since the Reference Date there has been) no Proceeding pending or, to the Company’s knowledge, threatened in writing against any Group Company in respect of any Environmental Laws.

(c) There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, distribution, release, contamination by, or exposure of any Person, or ownership or operation of any property or facility contaminated by, to any Hazardous Substances.

(d) The Group Companies have not assumed, undertaken, provided an indemnity with respect to or otherwise become subject to any Liability of any other Person under Environmental Law.

The Group Companies have made available to SOAC copies of all environmental assessments, audits and reports and all other material environmental, health and safety documents that are in any Group Company’s possession or control relating to the current or former operations, properties or facilities of the Group Companies.

Section 3.13 Intellectual Property.

(a) Section 3.13(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) all currently issued or pending Company Registered Intellectual Property, (ii) Company Licensed Intellectual Property and (iii) material unregistered Marks and Copyrights owned by any Group Company, in each case, as of the date of this Agreement. Section 3.13(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property as of the date of this Agreement (A) the owner(s) of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item and (D) the issuance, registration or application number, as applicable, for such item.

(b) As of the date of this Agreement and the Closing, all necessary fees and filings with respect to any material Company Registered Intellectual Property have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars to maintain such material Company Registered Intellectual Property in full force and effect. As of the date of this Agreement and the Closing, no issuance or registration obtained and no application filed by the Group Companies for any material Intellectual Property Rights has been cancelled, abandoned, allowed to lapse or not renewed, except where such Group Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. As of the date of this Agreement, there are no Proceedings pending, including litigations, interference, re-examination, inter parties review, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Company Registered Intellectual Property and, to the Company’s knowledge, no such Proceedings are threatened by any Governmental Entity or any other Person.

(c) A Group Company exclusively owns all right, title and interest in and to all material Company Owned Intellectual Property, free and clear of all Liens or obligations to others (other than Permitted Liens). For all Patents owned by the Group Companies, each inventor on the Patent has assigned their rights to a Group Company. No Group Company has (i) transferred ownership of, or granted any exclusive license with respect to, any material Company Owned Intellectual Property to any other Person or (ii) granted any customer the right to use any material Company product or service on anything other than a non-exclusive basis. Section 3.13(c) of the Company Disclosure Schedules sets forth a list of all current Contracts for Company Licensed Intellectual Property as of the date of this Agreement to which any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not exercisable) or interest in, any Company Owned Intellectual Property, other than (A) licenses to Off-the-Shelf Software, (B) licenses to Public Software and (C) non-disclosure agreements and licenses granted by employees, individual consultants or individual contractors of any Group Company pursuant to Contracts with employees, individual consultants or individual contractors, in each case, that do not materially differ from the Group Companies’ form therefor that has been made available to SOAC. The applicable Group Company has valid rights under all Contracts for Company Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all Company Licensed Intellectual Property licensed pursuant to such Contracts as the same is currently used, sold, licensed and otherwise exploited by such Group Company, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. The Company Owned Intellectual Property and the Company Licensed Intellectual Property, to the Company’s knowledge, constitutes all of the Intellectual Property Rights used or held for use by the Group Companies in the operation of their respective businesses, and, to the Company’s knowledge, all Intellectual Property Rights necessary and sufficient to enable the Group Companies to conduct their respective businesses as currently conducted in all material respects. The Company Registered Intellectual Property and the Company Licensed Intellectual Property, to the Company’s knowledge, is valid, subsisting and enforceable, and, to the Company’s knowledge, all of the Group Companies’ rights in and to the Company Registered Intellectual Property, the Company Owned Intellectual Property and the Company Licensed Intellectual Property, are valid and enforceable (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(d) Each Group Company’s employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Company Owned Intellectual Property since the Reference Date (each such person, a “Creator”) have agreed to maintain and protect the trade secrets and confidential information of all Group Companies. Each Group Company’s employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Company Owned Intellectual Property have assigned or have agreed to a present assignment to such Group Company all Intellectual Property Rights authored, invented, created, improved, modified or developed by such person in the course of such Creator’s employment or other engagement with such Group Company.

(e) Each Group Company has taken all reasonable steps to safeguard and maintain the secrecy of any trade secrets, know-how and other confidential information owned by any Group Company. Without limiting the foregoing, each Group Company has not disclosed any trade secrets, know-how or confidential information to any other Person unless such disclosure was under an appropriate written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure. To the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any trade secrets, know-how or confidential information of or in the possession of by any Group Company, or of any written obligations with respect to such.

(f)  None of the Company Owned Intellectual Property and, to the Company’s knowledge, none of the Company Licensed Intellectual Property is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects the validity, use or enforceability of any such Company Owned Intellectual Property, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(g) To the Company’s knowledge, neither the conduct of the business of the Group Companies nor any of the Company products offered, marketed, licensed, provided, sold, distributed or otherwise exploited by the Group Companies nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company product infringes, constitutes or results from an unauthorized use or misappropriation of or otherwise violates any Intellectual Property Rights of any other Person, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(h) Since the Reference Date, there is no Proceeding pending nor has any Group Company received any written communications or, to the Company’s knowledge, any other communications (i) alleging that a Group Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property or (iii) inviting any Group Company to take a license under any Patent or consider the applicability of any Patents to any products or services of the Group Companies or to the conduct of the business of the Group Companies.

(i) To the Company’s knowledge, no Person is infringing, misappropriating, misusing, diluting or violating any Company Owned Intellectual Property in any material respect. Since the Reference Date, no Group Company has made any written claim against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property in any material respect.

(j) None of the Company Owned Intellectual Property has been developed with any funding or assistance from a Governmental Entity.

(k) To the Company’s knowledge, each Group Company has obtained, possesses and is in compliance with valid licenses to use all of the Software present on the computers and other Software-enabled electronic devices that it owns or leases or that is otherwise used by such Group Company and/or its employees in connection with the Group Company business, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as whole. No Group Company has disclosed or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to confidentiality obligations, any of the source code that is Company Owned Intellectual Property, and no other Person has any right to, contingent or otherwise, including to obtain access to or use, any such source code. To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the delivery, license or disclosure of any source code that is owned by a Group Company or otherwise constitutes Company Owned Intellectual Property to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of a Group Company subject to confidentiality obligations with respect thereto.

(l) No Software that is licensed under a Public Software license has been used, licensed, or distributed by or on behalf of any of the Group Companies in a manner that (i) requires any Company Owned Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (ii) grants, or requires any Group Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Owned Intellectual Property, (iii) limits in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company Owned Intellectual Property or (iv) otherwise imposes any limitation, restriction or condition on the right or ability of any Group Company to use, hold for use, license, host, distribute or otherwise dispose of any Company Owned Intellectual Property, other than compliance with notice and attribution requirements, in each case, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. The Group Companies are and have been in material compliance with all applicable licenses for all Public Software that is used in, incorporated into, combined with, linked with, distributed with, provided to any Person as a service in connection with, provided via a network as a service or application in connection with, or made available with, any Company product.

Section 3.14 Labor Matters.

(a) Since the Reference Date, (i) none of the Group Companies (A) has or has had any material Liability for any arrears of wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses), or any penalties, fines, interest, or other sums for failure to pay or delinquency in paying such compensation, and (B) has or has had any material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of each Group Company, except as has not and would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Group Companies.

(b) Since the Reference Date, there has been no “mass layoff” or “plant closing” as defined by WARN related to any Group Company, and the Group Companies have not incurred any material Liability under WARN nor will they incur any Liability under WARN as a result of the transactions contemplated by this Agreement.

(c) No Group Company is a party to or bound by any CBA and no employees of any Group Company are represented by any labor union, labor organization, works council, employee delegate, representative or other employee collective group with respect to their employment, whether by way of certification, interim certification, voluntary recognition or succession rights, and there is no application pending, or to the Company’s knowledge threatened, for any labor union, labor organization, works council, employee delegate, representative or other employee collective group to be certified as the bargaining agent of any employees of any Group Company. There is no duty on the part of any Group Company to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group, including in connection with the execution and delivery of this Agreement, the Ancillary Documents or the consummation of the transactions contemplated hereby or thereby. Since the Reference Date, no Group Company is or has been engaged in any unfair labour practice and there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material labor grievances, material labor arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, handbilling or other material labor disputes against or affecting any Group Company. Since the Reference Date, to the Company’s knowledge, in the last five years, there have been no actual, pending or threated labor organizing activities with respect to any employees of any Group Company and no trade union has applied to have any Group Company declared a common or related employer pursuant to applicable labour relations legislation in any jurisdiction in which any Group Company carries on business.

(d) No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of the Group Companies has occurred since March 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, Order, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19. The Group Companies have not otherwise experienced any material employment-related Liability with respect to or arising out of COVID-19 or any Law, Order, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19.

Section 3.15 Insurance. The Company has made available to SOAC true and complete copies of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement. No claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.16 Tax Matters.

(a) Each Group Company has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and each Group Company has paid all material amounts of Taxes required to have been paid by it regardless of whether shown on a Tax Return.

(b) Each Group Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c) Each Group Company has timely collected and paid the appropriate Tax Authority all material amounts of Taxes required to have been so collected and paid.

(d) No Group Company is currently the subject of a Tax audit or examination or has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed in each case with respect to material Taxes.

(e) No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(f)  No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(g) There are no Liens for material Taxes on any assets of the Group Companies other than Permitted Liens.

(h)  During the two (2)-year period ending on the date of this Agreement, no Group Company was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(i)  No Group Company (i) has been a member of an affiliated group filing a consolidated, combined, affiliated, unitary or similar Tax Return (other than a group the common parent of which was a Group Company or any of its current Affiliates) or (ii) has any material Liability for the Taxes of any Person (other than a Group Company or any of its current Affiliates) under Section 160 of the Tax Act or Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor or by Contract (other than any Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).

(j)  No written claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(k)  No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than (i) one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes, or (ii) with any other Group Company or any of its current Affiliates) and no Group Company is a party to any joint venture, partnership or other arrangement (other than with any other Group Company or any of its current Affiliates) that is treated as a partnership for U.S. federal, state, local or non-U.S. Tax purposes.

(l)  No Group Company has, or has ever been deemed to have, for purposes of the Tax Act or any relevant provincial legislation, acquired or had the use of property for proceeds greater than the fair market value thereof from, or disposed of property for proceeds less than the fair market value thereof to, or received or performed services or had the use of property for other than the fair market value from or to, or paid or received interest or any other amount other than at a fair market value rate to or from, any Person with whom it does not deal at arm’s length within the meaning of the Tax Act. Each Group Company has complied in all material respects with the transfer pricing provisions of applicable Tax Laws.

(m)  The Company Shares are not “taxable Canadian property” within the meaning of the Tax Act.

(n)  There are no circumstances which exist and would result in, or which have existed and resulted in, the application of any of sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act, or any equivalent provincial provision to a Group Company..

(o)  No Group Company has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Document that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment

(p)  No Group Company owns any United States real property interests within the meaning of Section 897(c) of the Code.

Section 3.17  Brokers. Except for fees (including a good faith estimate of the amounts due and payable assuming the Closing occurs) set forth on Section 3.17 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 9.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies has any obligation.

Section 3.18  Real and Personal Property.

(a)  Owned Real Property. No Group Company owns any real property.

(b)  Leased Real Property. Section 3.18(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased by any of the Group Companies that is material or leased pursuant to leases or agreements under which annual rental payments exceed $100,000 (the “Leased Real Property”) and all Real Property Leases pursuant to which any Group Company is a tenant or landlord as of the date of this Agreement. True and complete copies of all such Real Property Leases have been made available to SOAC. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by any Group Company or, to the Company’s knowledge, any counterparty under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default under any Real Property Lease or would permit termination of, or a material modification or acceleration thereof, by any counterparty to any Real Property Lease.

(c)  Personal Property. Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material assets and properties of the Group Companies reflected in the Financial Statements or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business.

Section 3.19  Transactions with Affiliates. Section 3.19 of the Company Disclosure Schedules sets forth all Contracts between (a) any Group Company, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect holder of Equity Securities or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from) any of the Group Companies entered into in the ordinary course of business (ii) Contracts with respect to a Company Shareholder’s or a holder of Company Options’ status as a holder of Company Shares or Company Options, as applicable and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). No Company Related Party (A) owns any interest in any material asset or property used in any Group Company’s business, or (B) owes any material amount to, or is owed any material amount by, any Group Company (other than accrued compensation, employee benefits, employee or director expense reimbursement, in each case, in the ordinary course of business or pursuant to any transaction entered into after the date of this Agreement that is either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.19 (including, for the avoidance of doubt, pursuant to the second sentence of this Section 3.19) are referred to herein as “Company Related Party Transactions”.

Section 3.20  Data Privacy and Security.

(a)  Each Group Company has implemented written policies relating to the Processing of Personal Data as and to the extent required by applicable Law (“Privacy and Data Security Policies”).

(b)  The Company has not received notice of any pending Proceedings, nor has there been any material Proceedings against any Group Company initiated by any Person (including (i) the United States Federal Trade Commission, any state attorney general or similar state official, or (ii) any other Governmental Entity) alleging that any Processing of Personal Data by or on behalf of a Group Company (A) is in violation of any applicable Privacy Laws or (B) is in violation of any Privacy and Data Security Policies.

(c)  Since the Reference Date, (i) there has been no unauthorized access to or Processing of Personal Data in the possession or control of any Group Company and (ii) there have been no material Security Incidents with respect to any Company IT Systems, or Personal Data, except, in the case of clauses (i) and (ii), as would not have a Company Material Adverse Effect.

(d)  Each Group Company owns or has license to use the Company IT Systems as necessary to operate the business of each Group Company as currently conducted.

Section 3.21  Compliance with International Trade & Anti-Corruption Laws.

(a)  Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, in the last five (5) years, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii) or any country or territory which is or has, in the last five (5) years, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela and Syria).

(b)  In the last five (5) years, none of the Group Companies have received from any Governmental Entity or any other Person any notice, inquiry, or internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Entity, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing, in each case, related to, or in connection with Sanctions and Export Control Laws.

(c)  Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate that violate Anti-Corruption Laws or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment prohibited under any Anti-Corruption Laws.

(d)  The Group Companies have adopted a system of policies, procedures, and internal controls to the extent required by applicable Anti-Corruption Laws and any such policies, procedures and internal controls are reasonably designed to prevent material violations of such Anti-Corruption Laws.

Section 3.22  Information Supplied. None of the information supplied or to be supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing SOAC Shareholders or at the time of the SOAC Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any Misrepresentation.

Section 3.23  Regulatory Compliance.

(a)  Since the Reference Date, none of the Group Companies have held any material Regulatory Permits and no such Regulatory Permits are or have been necessary for the Group Companies to conduct their respective businesses. To the Company’s knowledge, no Governmental Entity has stated or otherwise indicated that a material Regulatory Permit is required for the Group Companies to conduct their respective businesses.

(b)  There is (and since the Reference Date there has been) no Proceeding or, to the Company’s knowledge, threatened against any Group Company related to compliance with UNCLOS Laws and Regulations, including by a Governmental Entity (including the ISA or sponsoring state). The Group Companies are, and since the Reference Date have remained in compliance with UNCLOS Laws and Regulations. Each of the Group Companies currently have the use and benefit of all Contracts executed in connection with their obligations under the UNCLOS Laws and Regulations, and will continue to have the use and benefit of such Contracts immediately following the consummation of the transactions contemplated by this Agreement.

(c)  Since the Reference Date, no Group Company has undergone, or is currently undergoing, any Governmental Entity investigation or received any allegations of non-compliance with applicable Anti-Corruption Laws.

Section 3.24  Investigation; No Other Representations.

(a)  The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the SOAC Parties and (ii) it has been furnished with or given access to such documents and information about the SOAC Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b)  In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of any SOAC Party, any SOAC Non-Party Affiliate or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party, none of the SOAC Parties, SOAC Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 3.25  EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY SOAC PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article 3 OR THE ANCILLARY DOCUMENTS, NONE of The Company, ANY Company non-party affiliate OR ANY OTHER PERSON MAKES, and the company EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF the TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO ANY SOAC PARTY OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OR ON BEHALF OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY SOAC PARTY, any of its representatives or ANy SOAC Non-party affiliate IN EXECUTING, DELIVERING or PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. Except for the representations and warranties expressly set forth in article 3 OR the ancillary DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY GROUP COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, any company non-party affiliate OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY SOAC PARTY, any of its representatives or any SOAC non-party affiliate IN EXECUTING, DELIVERING or PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS or THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Article 4
REPRESENTATIONS AND WARRANTIES RELATING TO THE SOAC PARTIES

(a) Subject to Section 9.8, except as set forth on the SOAC Disclosure Schedules, or (b) except as set forth in any SOAC SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), each SOAC Party hereby represents and warrants to the Company as follows:

Section 4.1  Organization and Qualification. Each SOAC Party is an exempted company, corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable).

Section 4.2  Authority. Each SOAC Party has the requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the SOAC Shareholder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which a SOAC Party is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of such SOAC Party. This Agreement has been and each Ancillary Document to which a SOAC Party is or will be a party will be, upon execution thereof, duly and validly executed and delivered by such SOAC Party and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of such SOAC Party (assuming this Agreement has been and the Ancillary Documents to which such SOAC Party is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto), enforceable against such SOAC Party in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 4.3  Consents and Requisite Governmental Approvals; No Violations.

(a)  No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of a SOAC Party with respect to such SOAC Party’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) the Investment Canada Act Approval (if required); (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of NYSE to permit the SOAC Common Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on NYSE, (iv) such filings and approvals required in connection with the SOAC Continuance, (v) the SOAC Shareholder Approval or (vi) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a SOAC Material Adverse Effect.

(b)  None of the execution or delivery by a SOAC Party of this Agreement or any Ancillary Document to which it is or will be a party, the performance by a SOAC Party of its obligations hereunder or thereunder or the consummation by a SOAC Party of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a breach of any provision of the Governing Documents of a SOAC Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which a SOAC Party is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such SOAC Party or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of a SOAC Party, except in the case of any of clauses (ii) through (iv) above, as would not have a SOAC Material Adverse Effect.

Section 4.4  Brokers. Except for fees (including a good faith estimate of the amounts due and payable assuming the Closing occurs) set forth on Section 4.4 of the SOAC Disclosure Schedules (which fees shall be the sole responsibility of SOAC), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any SOAC Party for which a SOAC Party has any obligation.

Section 4.5  Information Supplied. None of the information supplied or to be supplied by or on behalf of either SOAC Party expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing SOAC Shareholders or at the time of the SOAC Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any Misrepresentation.

Section 4.6  Capitalization of the SOAC Parties.

(a)  Section 4.6(a) of the SOAC Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of the issued and outstanding SOAC Shares and the SOAC Warrants prior to the consummation of the SOAC Continuance. All outstanding Equity Securities of SOAC (except to the extent such concepts are not applicable under the applicable Law of SOAC’s jurisdiction of organization, incorporation or formation, as applicable, or other applicable Law) prior to the consummation of the SOAC Continuance have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (i) were not issued in violation of the Governing Documents of SOAC and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of SOAC) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except for the SOAC Shares and SOAC Warrants set forth on Section 4.6(a) of the SOAC Disclosure Schedules (taking into account, for the avoidance of doubt, any changes or adjustments to the SOAC Shares and SOAC Warrants as a result of, or to give effect to, the SOAC Continuance and assuming that no SOAC Shareholder Redemptions are effected), immediately prior to Closing and before giving effect to the PIPE Financing, there shall be no other Equity Securities of SOAC issued and outstanding.

(b)  Immediately after the Effective Time, (i) the authorized share capital of SOAC will consist of an unlimited number of SOAC Common Shares and an unlimited number of preferred shares, each without par value, the Earnout Shares and the Vesting Sponsor Shares, (ii) all of the issued and outstanding SOAC Common Shares, the Earnout Shares and the Vesting Sponsor Shares (A) will be duly authorized, validly issued, fully paid and nonassessable, (B) will have been issued in compliance in all material respects with applicable Law and (C) will not have been issued in breach or violation of any preemptive rights or Contract to which SOAC is a party or bound, and (iii) no preferred shares will be issued and outstanding

(c)  Except as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or as otherwise either permitted pursuant to Section 5.9 or issued, granted or entered into, as applicable, in accordance with Section 5.9, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require SOAC to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of SOAC.

(d)  The Equity Securities of NewCo Sub outstanding as of the date of this Agreement (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract to which NewCo Sub is a party or bound. All of the outstanding Equity Securities of NewCo Sub are owned directly by SOAC free and clear of all Liens (other than transfer restrictions under applicable Securities Law). As of the date of this Agreement, SOAC has no Subsidiaries other than NewCo Sub and does not own, directly or indirectly, any Equity Securities in any Person other than NewCo Sub.

Section 4.7  SEC Filings. SOAC has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “SOAC SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional SOAC SEC Reports”). Each of the SOAC SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional SOAC SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the SOAC SEC Reports or the Additional SOAC SEC Reports (for purposes of the Additional SOAC SEC Reports, assuming that the representation and warranty set forth in Section 3.22 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of their respective dates of filing, the SOAC SEC Reports did not contain any Misrepresentation (for purposes of the Additional SOAC SEC Reports, assuming that the representation and warranty set forth in Section 3.22 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SOAC SEC Reports.

Section 4.8  Trust Account. As of the date of this Agreement, SOAC has an amount in cash in the Trust Account equal to at least $300,000,000. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated May 8, 2020 (the “Trust Agreement”), between SOAC and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SOAC SEC Reports to be inaccurate in any material respect or, to SOAC’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing SOAC Shareholders who shall have elected to redeem their SOAC Class A Shares pursuant to the Governing Documents of SOAC or (iii) if SOAC fails to complete a business combination within the allotted time period set forth in the Governing Documents of SOAC and liquidates the Trust Account, subject to the terms of the Trust Agreement, SOAC (in limited amounts to permit SOAC to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of SOAC) and then the Pre-Closing SOAC Shareholders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of SOAC and the Trust Agreement. As of the date of this Agreement, SOAC has performed all material obligations required to be performed by it, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to SOAC’s knowledge, no event has occurred which (with due notice or lapse of time or both) would constitute such a material default under the Trust Agreement. As of the date of this Agreement, there are no Proceedings pending with respect to the Trust Account. Since May 8, 2020, SOAC has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby (including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing SOAC Shareholders who have elected to redeem their SOAC Class A Shares pursuant to the Governing Documents of SOAC, each in accordance with the terms of and as set forth in the Trust Agreement), SOAC shall have no further obligation under either the Trust Agreement or the Governing Documents of SOAC to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 4.9  Transactions with Affiliates. Section 4.9 of the SOAC Disclosure Schedules sets forth all Contracts between (a) SOAC, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of SOAC or the Sponsor, on the other hand (each Person identified in this clause (b), a “SOAC Related Party”), other than (i) Contracts with respect to a Pre-Closing SOAC Shareholder’s or a holder of SOAC Warrants’ status as a holder of SOAC Shares or SOAC Warrants, as applicable and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.9 or entered into in accordance with Section 5.9. No SOAC Related Party (A) owns any interest in any material asset or property used in the business of SOAC, or (B) owes any material amount to, or is owed any material amount by, SOAC (other than accrued compensation, employee benefits, employee or director expense reimbursement, in each case, in the ordinary course of business or pursuant to a transaction entered into after the date of this Agreement that is either permitted pursuant to Section 5.9 or entered into in accordance with Section 5.9). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.9 (including, for the avoidance of doubt, pursuant to the second sentence of this Section 4.9) are referred to herein as “SOAC Related Party Transactions”.

Section 4.10  Litigation. As of the date of this Agreement, there is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding pending or, to SOAC’s knowledge, threatened against any SOAC Party that, if adversely decided or resolved, would be material to the SOAC Parties, taken as a whole. None of the SOAC Parties nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by any SOAC Party pending against any other Person.

Section 4.11  Compliance with Applicable Law. Each SOAC Party is (and since its organization, incorporation or formation, as applicable, has been) in compliance with all applicable Laws, except as would not have a SOAC Material Adverse Effect.

Section 4.12  NewCo Sub Activities. NewCo Sub was incorporated and organized solely for the purpose of entering into this Agreement, the Ancillary Documents to which it is or will be a party, the performance of its covenants and agreements in this Agreement and the Ancillary Documents, the consummation of the Arrangement, and the consummation of the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incident or related to, or incurred in connection with, its organization, incorporation, corporate existence or the negotiation, preparation or execution of this Agreement or any Ancillary Document to which it is or will be a party, the performance of its covenants or agreements in this Agreement or any Ancillary Document, the consummation of the Arrangement or the consummation of the transactions contemplated hereby or thereby.

Section 4.13  Internal Controls; Listing; Financial Statements.

(a)  Except as is not required in reliance on exemptions from various reporting requirements by virtue of SOAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) SOAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of SOAC’s financial reporting and the preparation of SOAC’s financial statements for external purposes in accordance with GAAP and (ii) SOAC has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to SOAC is made known to SOAC’s principal executive officer and principal financial officer by others within SOAC.

(b)  SOAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c)  Since its initial public offering, SOAC has complied in all material respects with all applicable listing and corporate governance rules and regulations of NYSE. The classes of securities representing issued and outstanding SOAC Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE. As of the date of this Agreement, there is no material Proceeding pending or, to SOAC’s knowledge, threatened against SOAC by NYSE or the SEC with respect to any intention by such entity to deregister SOAC Class A Shares or prohibit or terminate the listing of SOAC Class A Shares on NYSE. SOAC has not taken any action that is designed to terminate the registration of SOAC Class A Shares under the Exchange Act.

(d)  The SOAC SEC Reports contain true and complete copies of the applicable SOAC Financial Statements. The SOAC Financial Statements (i) fairly present in all material respects the financial position of SOAC as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods indicated (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto, (iii) in the case of the audited SOAC Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e)  SOAC has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for SOAC’s and its Subsidiaries’ assets. SOAC maintains and, for all periods covered by the SOAC Financial Statements, has maintained books and records of SOAC in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of SOAC in all material respects.

(f)  Since its incorporation, SOAC has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of SOAC, (ii) a “material weakness” in the internal controls over financial reporting of SOAC or (iii) fraud, whether or not material, that involves management or other employees of SOAC who have a significant role in the internal controls over financial reporting of SOAC.

Section 4.14  No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 4.14 of the SOAC Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (it being understood and agreed that the expected third parties that are, as of the date hereof, entitled to fees, expenses or other payments in connection with the matters described in this clause (b) shall be set forth on Section 4.14 of the SOAC Disclosure Schedules), (c) that are incurred in connection with or incident or related to a SOAC Party’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, in each case, which are immaterial in nature, (d) that are incurred in connection with activities that are administrative or ministerial, in each case, which are immaterial in nature, (e) that are either permitted pursuant to Section 5.9 or incurred in accordance with Section 5.9 or (f) set forth or disclosed in the SOAC Financial Statements included in the SOAC SEC Reports, none of the SOAC Parties has any material Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

Section 4.15  Tax Matters.

(a)  SOAC has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and SOAC has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b)  SOAC has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c)  SOAC is not currently the subject of a Tax audit or examination and has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.

(d)  SOAC has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, in each case with respect to material Taxes.

(e)  No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to any SOAC Party which agreement or ruling would be effective after the Closing Date.

(f)  None of the SOAC Parties is and none of the SOAC Parties has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(g)  No SOAC Party is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements and no SOAC Party is a party to any joint venture, partnership or other arrangement (that is treated as a partnership for U.S. federal, state, local or non-U.S. Tax purposes.

(h)  For U.S. federal income tax purposes, NewCo Sub has been treated as disregarded from SOAC effective since its formation.

(i)  None of the SOAC Parties has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Documents that would reasonably be expected to prevent the Transactions or the SOAC Continuance from qualifying for the Intended Tax Treatment.

Section 4.16  SOAC Expenses. As of the Closing, the sum of (a) the SOAC Expenses plus (b) the SOAC Liabilities shall not exceed $50 million, not including (x) any amounts set forth on Section 4.16 of the SOAC Disclosure Schedules and (y) any payments made or payments payable by Sponsor pursuant to Section 11 of the Sponsor Letter Agreement (which, for the avoidance of doubt, shall not include any amounts set forth on Section 4.16 of the SOAC Disclosure Schedules).

Section 4.17  Investigation; No Other Representations.

(a)  Each SOAC Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b)  In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each SOAC Party has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company, any Company Non-Party Affiliate or any other Person, either express or implied, and each SOAC Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party, none of the Company, any Company Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 4.18  EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO the COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article 4 OR THE ANCILLARY DOCUMENTS, NONE OF THE SOAC PARTIES, any SOAC Non-party affiliate OR ANY OTHER PERSON MAKES, and EACH SOAC PARTY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF the TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF ANY SOAC PARTY THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF ANY SOAC PARTY BY OR ON BEHALF OF THE MANAGEMENT OF ANY SOAC PARTY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY, ANY OF ITS REPRESENTATIVES or any company non-party affiliate IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY or THEREBY. Except for the representations and warranties expressly set forth in Article 4 or the ancillary DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY SOAC party ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY SOAC PARTY, any soac non-party affiliate or any other person AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OF ITS REPRESENTATIVES or any company non-party affiliate IN EXECUTING, DELIVERING or PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS or THE TRANSACTIONS CONTEMPLATED Hereby or thereby.

Article 5
COVENANTS

Section 5.1  Conduct of Business of the Company.

(a)  From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with the Preferred Share Conversion, Allseas Warrant and the Convertible Debenture Conversion), as required by applicable Law, as set forth on Section 5.1(a) of the Company Disclosure Schedules, or as consented to in writing by SOAC (such consent not to be unreasonably withheld, conditioned or delayed), (i) operate the business of the Group Companies in the ordinary course in all material respects and (ii) use reasonable best efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the Group Companies taken as a whole.

(b)  Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(b) of the Company Disclosure Schedules or as consented to in writing by SOAC (such consent, other than in the case of Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(vi) (but only to the extent relating to any Material Contract of the type described in Section 3.7(a)(i), Section 3.7(a)(v), Section 3.7(a)(vi), Section 3.7(a)(x), Section 3.7(a)(xi), Section 3.7(a)(xii)(B) or Section 3.7(a)(xv) (such types of Material Contracts, collectively, the “Designated Material Contracts”)), Section 5.1(b)(vii), Section 5.1(b)(xi), Section 5.1(b)(xiii), Section 5.1(b)(xiv) or Section 5.1(b)(xv) (to the extent related to any of the foregoing), not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i)  declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase or redeem any outstanding Equity Securities of any Group Company, other than dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company;

(ii)  (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating or amalgamating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(iii)  adopt any amendments, supplements, restatements or modifications to any Group Company’s Governing Documents or any Company Equity Plan;

(iv)  transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of any Group Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company, other than, prior to the delivery of the Allocation Schedule pursuant to Section 2.4, the issuance of the Company Common Shares upon the exercise of any Company Options outstanding as of the date of this Agreement in accordance with the terms of the Company Equity Plan and the underlying grant, award or similar agreement;

(v)  incur, create or assume any Indebtedness, other than ordinary course trade payables;

(vi)  (A) amend, modify or terminate any Designated Material Contracts (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any Designated Material Contract pursuant to its terms or entering into additional work or purchase orders pursuant to, and in accordance with the terms of, any Designated Material Contract), (B) waive any material benefit or right under any Designated Material Contract or (C) enter into any Contract that would constitute a Designated Material Contract;

(vii)  make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than (A) intercompany loans or capital contributions between the Company and any of its wholly owned Subsidiaries and (B) the reimbursement of expenses of employees and consultants in the ordinary course of business consistent with past practice;

(viii)  except as required under the terms of any Employee Benefit Plan that is set forth on the Section 3.11(a) of the Company Disclosure Schedules or except in the ordinary course of business, (A) establish, amend, modify, adopt, enter into or terminate any material Employee Benefit Plan or any other benefit or compensation plan, policy, program, or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement, (B) materially increase or decrease any salary, bonus, benefit, incentive or any other compensation payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company or (D) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure, noninterference, nondisparagement or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company;

(ix)  make an entity classification election for U.S federal income tax purposes for any of the Group Companies, enter into any Tax sharing or Tax indemnification agreement (except solely between or among Group Companies), or fail to pay any material Taxes when due (including estimated Taxes);

(x)  enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Group Companies in excess of $1,000,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company (or SOAC or any of its Affiliates after the Closing);

(xi)  authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company;

(xii)  change any Group Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xiii)  enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or any Ancillary Document;

(xiv)  make any Change of Control Payment that is not set forth on Section 5.1(b)(xiv) of the Company Disclosure Schedules; or

(xv)  enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1.

(c)  The Company agrees that it shall provide reasonable notice to and consult with SOAC regarding any developments relating to any filings or reports before the ISA, including with respect to any Permits, regulations or applications related to its business. If any Group Company is required to make any filing or report with the ISA, the Company shall provide SOAC with a copy of such filing or report ten (10) days (unless a shorter time is reasonably required by the circumstances) prior to the submission of such filing or report.

Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, (a) nothing set forth in this Agreement shall give SOAC, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Effective Time, (b) any action taken, or omitted to be taken, by any Group Company to the extent such act or omission is reasonably determined by the Company, based on the advice of outside legal counsel, to be necessary to comply with any Law, Order, directive, pronouncement or guideline issued by a Governmental Entity providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, COVID-19 shall in no event be deemed to constitute a breach of Section 5.1 and (c) any action taken, or omitted to be taken, by any Group Company to the extent that the Company Board reasonably determines that such act or omission is necessary in response to COVID-19 to maintain and preserve in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole, shall not be deemed to constitute a breach of Section 5.1; provided, however, (i) in the case of each of clause (b) and (c), the Company shall give SOAC prior written notice of any such act or omission, to the extent reasonably practicable, which notice shall describe in reasonable detail the act or omission and the reason(s) that such act or omission is being taken, or omitted to be taken, pursuant to clause (b) or (c) and, in the event that it is not reasonably practicable for the Company to give the prior written notice described in this clause (i), the Company shall instead give such written notice to SOAC promptly after such act or omission and (ii) in no event shall clause (b) or (c) be applicable to any act or omission of the type described in Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(iii), Section 5.1(b)(iv), Section 5.1(b)(v), Section 5.1(b)(vi), Section 5.1(b)(vii), Section 5.1(b)(viii), Section 5.1(b)(xi), Section 5.1(b)(xiii), Section 5.1(b)(xiv), Section 5.1(b)(xv) (to the extent related to any of the foregoing).

Section 5.2  Efforts to Consummate.

(a)  Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article 6 and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and deliver such Ancillary Document when required pursuant to this Agreement and (ii) using reasonable best efforts to obtain the PIPE Financing on the terms and subject to the conditions set forth in the PIPE Subscription Agreements. Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents. The Company and SOAC shall each bear 50% of the costs incurred in connection with obtaining such Consents, including the Investment Canada Act Approval (if required), and any filing fees or other costs payable to a Governmental Entity in connection the preparation, filing or mailing of the Registration Statement / Proxy Statement and any printing, mailing or similar fees or costs in connection with the preparation, filing or mailing of the Registration Statement / Proxy Statement (excluding legal fees); provided, however, that, subject to Section 9.6, each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents. Each Party shall (i) submit promptly after the date of this Agreement the application for review pursuant to Section 17 of the Investment Canada Act (only if deemed to be required or appropriate by either Party, acting reasonably) and (ii) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the Investment Canada Act. SOAC shall promptly inform the Company of any material communication between any SOAC Party, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform SOAC of any material communication between the Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Without limiting the foregoing, each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the Investment Canada Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of SOAC and the Company. Nothing in this Section 5.2 obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company or any entity, facility or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with SOAC’s and the Company’s prior written consent. Notwithstanding the foregoing, the Parties agree to offer commercially reasonable and customary undertakings as may reasonably be required to obtain Investment Canada Act Approval (only if such approval is deemed to be required or appropriate by either Party, acting reasonably). For greater certainty, SOAC will not offer any undertakings to obtain Investment Canada Act Approval without the consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

(b)  From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, the SOAC Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any SOAC Party) or SOAC (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any SOAC Party, the Company, or, in the case of the Company, SOAC in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of any SOAC Party, the Company, or, in the case of the Company, SOAC, the opportunity to attend and participate in such meeting or discussion.

(c)  Notwithstanding anything to the contrary in the Agreement, in the event that this Section 5.2 conflicts with any other covenant or agreement in this Article 5 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

(d)  From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, SOAC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims and Arrangement Dissent Rights) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of SOAC, SOAC or any of its Representatives (in their capacity as a representative of SOAC) or, in the case of the Company, any Group Company or any of their respective Representatives (in their capacity as a representative of a Group Company). Subject and in addition to Section 2.1(b)(ii) with respect to Arrangement Dissent Rights, SOAC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation, (iv) reasonably cooperate with each other and (v) refrain from settling or compromising any Transaction Litigation without the prior written consent of SOAC or the Company, as applicable (not to be unreasonably withheld, conditioned or delayed).

Section 5.3  Confidentiality and Access to Information.

(a)  The Parties hereby acknowledge and agree that the information having been and being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained in this Agreement or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained in this Agreement or such Ancillary Document, as applicable, shall govern and control to the extent of such conflict.

(b)  From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to SOAC and its Representatives during normal business hours reasonable access to the directors, officers, books and records and properties of the Group Companies (in a manner so as to not interfere with the normal business operations of the Group Companies). Notwithstanding the foregoing, none of the Group Companies shall be required to provide to SOAC or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject, including any Privacy Law, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall, and shall cause the other Group Companies to, use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company, on the one hand, and any SOAC Party, any SOAC Non-Party Affiliates or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.

(c)  From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, SOAC shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the SOAC Parties (in a manner so as to not interfere with the normal business operations of the SOAC Parties). Notwithstanding the foregoing, SOAC shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any SOAC Party is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any SOAC Party with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any SOAC Party under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), SOAC shall use, and shall cause the other SOAC Parties to use, commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if a SOAC Party or the Sponsor or any of their respective Representatives, on the one hand, and any Group Company, any Company Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that SOAC shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.

Section 5.4  Public Announcements.

(a)  Subject to Section 5.4(b), Section 5.7 and Section 5.8, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closing, the Company and SOAC or, after the Closing, SOAC; provided, however, that each Party and their respective Representatives may issue or make, as applicable, any such press release, public announcement or other communication (i) if such press release, public announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Party or its applicable Representatives shall, unless and to the extent prohibited by such applicable Law, (x) if the disclosing Person is a SOAC Party or a Representative of a SOAC Party, reasonably consult with the Company in connection therewith and provide the Company with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith, or (y) if the disclosing Party is the Company or a Representative of the Company, reasonably consult with SOAC in connection therewith and provide SOAC with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith, or (B) after the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with SOAC and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby.

(b)  The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and SOAC prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement within one (1) Business Day of the day thereof. Promptly after the execution of this Agreement, SOAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and SOAC shall consider such comments in good faith. The Company, on the one hand, and SOAC, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or SOAC, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date (or such other date as may be mutually agreed to in writing by SOAC and the Company prior to the Closing), the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), SOAC shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which Closing Filing shall be mutually agreed upon by the Company and SOAC prior to the Closing (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or SOAC, as applicable). In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 5.5  Tax Matters.

(a)  Tax Treatment.

(i)  The Parties intend that for U.S. federal income Tax purposes (A) the SOAC Continuance shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (B) the Share Exchange and Amalgamation, viewed together, shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a) of the Code, and each Party shall, and shall cause its respective Affiliates to, use reasonable best efforts to cause the SOAC Continuance and the Transactions to so qualify and shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), such treatment unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code.

(ii)  SOAC and the Company hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). The Parties shall not take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Intended Tax Treatment.

(iii)  A check-the-box election shall be made for the Surviving Company to treat the Surviving Company as a disregarded entity of SOAC for U.S. federal income Tax purposes.

(b)  If, in connection with the preparation and filing of the Registration Statement / Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted in such connection, SOAC and the Company shall deliver to Kirkland & Ellis LLP and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and/or PricewaterhouseCoopers LLP, respectively, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Registration Statement / Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement / Proxy Statement, and, if required, Kirkland & Ellis LLP shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the SOAC Continuance and, if required, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and/or PricewaterhouseCoopers LLP shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Share Exchange and Amalgamation.

(c)  Subject to the provisions of the Plan of Arrangement, SOAC shall execute joint tax elections under subsections 85(1) or (2) of the Tax Act or any equivalent provincial legislation with Company Shareholders who are Eligible Holders (as defined in the Plan of Arrangement) and who receive Exchange Consideration under the Arrangement, subject to and in accordance with the Plan of Arrangement.

(d)  Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and making available to the Pre-Closing SOAC Shareholders information reasonably necessary to compute any income of any such holder (or its direct or indirect owners) arising (i) if applicable, as a result of SOAC’s status as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period that includes the Closing Date, including timely providing (A) a PFIC Annual Information Statement to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (B) information to enable applicable holders to report their allocable share of “subpart F” income under Section 951 of the Code for such taxable period and (ii) under Section 367(b) of the Code and the Treasury Regulations promulgated thereunder as a result of the Transactions.

(e)  PFIC Reporting. Following the Closing Date, at the end of each taxable year of SOAC, SOAC shall use commercially reasonable efforts to (i) make a determination as to whether SOAC or any Subsidiary thereof is PFIC within the meaning of Section 1297 of the Code for such taxable year and (ii) if it is determined that SOAC or any such Subsidiary is a PFIC for any such taxable year, make available to SOAC’s shareholders a PFIC Annual Information Statement to enable such shareholders to make a “Qualifying Electing Fund” election under Section 1295 for such taxable year.

Section 5.6  Exclusive Dealing.

(a)  From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the other Group Companies and its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any Equity Securities of any Group Company (or any Affiliate or successor of any Group Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or knowingly encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Company agrees to (A) notify SOAC promptly upon receipt of any Company Acquisition Proposal by any Group Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep SOAC reasonably informed on a current basis of any modifications to such offer or information.

(b)  From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the SOAC Parties shall not, and each of them shall cause its Representatives not to, directly or indirectly: (i) knowingly solicit, initiate, encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a SOAC Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a SOAC Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a SOAC Acquisition Proposal; or (iv) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or knowingly encourage any effort or attempt by any Person to do or seek to do any of the foregoing. SOAC agrees to (A) notify the Company promptly upon receipt of any SOAC Acquisition Proposal by any SOAC Party, and to describe the material terms and conditions of any such SOAC Acquisition Proposal in reasonable detail (including the identity of any person or entity making such SOAC Acquisition Proposal) and (B) keep the Company reasonably informed on a current basis of any modifications to such offer or information.

For the avoidance of doubt, it is understood and agreed that the covenants and agreements contained in this Section 5.6 shall not prohibit the Company, any SOAC Party or any of their respective Representatives from taking any actions in the ordinary course that are not otherwise in violation of this Section 5.6 (such as answering phone calls) or informing any Person inquiring about a possible Company Acquisition Proposal or SOAC Acquisition Proposal, as applicable, of the existence of the covenants and agreements contained in this Section 5.6.

Section 5.7  Preparation of Registration Statement / Proxy Statement.

(a)  As promptly as reasonably practicable following the date of this Agreement, SOAC and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either of SOAC or the Company, as applicable), and SOAC shall file with the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus of SOAC which will be included therein and which will be used for the SOAC Shareholders Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by SOAC’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and NYSE). Each of SOAC and the Company shall use its reasonable best efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Group Companies, the provision of financial statements of, and any other information with respect to, the Group Companies for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the others of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (c) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. SOAC, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.7 or for inclusion in any other statement, filing, notice or application made by or on behalf of SOAC to the SEC or NYSE in connection with the transactions contemplated by this Agreement or the Ancillary Documents, including delivering customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted in connection therewith as described in Section 5.5(b). If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of any SOAC Party, the Company, or, in the case of the Company, SOAC, thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of SOAC, the Company, or, in the case of the Company, SOAC (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement / Proxy Statement; (iii) SOAC shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing SOAC Shareholders. SOAC shall as promptly as reasonably practicable advise the Company of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of SOAC Common Shares for offering or sale in any jurisdiction, and SOAC and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to him, her or it or any of his, her or its Non-Party Affiliates or its or their respective Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any Misrepresentation. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the SOAC Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any SOAC Party) or SOAC (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to the SEC or the NYSE relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with the SEC or the NYSE in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any SOAC Party, the Company, or, in the case of the Company, SOAC in advance and, to the extent not prohibited by the SEC or the NYSE, gives, in the case of any SOAC Party, the Company, or, in the case of the Company, SOAC, the opportunity to attend and participate in such meeting or discussion.

(b)  As promptly as reasonably practicable following the date of this Agreement, SOAC and the Company shall reasonably determine, based on (i) total number of Canadian residents participating in the PIPE Financing and anticipated to be Company Shareholders as at the Effective Time, in each case, directly or indirectly (collectively, the “SOAC Canadian Shareholders”), and (ii) the factors described in Section 1.15 of Companion Policy 45-102 Resale of Securities (British Columbia) (the “Policy”) whether the resale by SOAC Canadian Shareholders of SOAC Shares after the Effective Time would reasonably be expected to be exempted from the prospectus requirements pursuant to the exemption set forth in Section 2.14 of National Instrument 45-102 - Resale of Securities (British Columbia) (the “10% Exemption”). Without limiting the generality of the foregoing, SOAC and the Company shall each use reasonable efforts to ascertain the information with respect to its securityholders required by the Policy insofar as it relates to the 10% Exemption. If the Parties reasonably determine that the 10% Exemption will not be available to the SOAC Canadian Shareholders, then, as promptly as reasonably practicable thereafter, SOAC and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either of SOAC or the Company, as applicable), and SOAC shall file with the British Columbia Securities Commission, a preliminary and final non-offering prospectus (the “Non-Offering Prospectus”) in sufficient time for SOAC to become a reporting issuer in the Province of British Columbia immediately after the Effective Time. The Non-Offering Prospectus shall be comprised of the prospectus forming part of the Registration Statement / Proxy Statement, and supplemented by the required disclosure under applicable Canadian securities laws, including, as applicable, the required financial statements of the Company for the year ended December 31, 2018. The rights and obligations of the Parties under Section 5.17(a) regarding the Registration Statement / Proxy Statement shall apply to the Non-Offering Prospectus, mutatis mutandis, and Section 3.22, Section 4.5 and Section 5.2 shall be deemed to refer to the Registration Statement / Proxy Statement and the Non-Offering Prospectus.

Section 5.8  SOAC Shareholder Approval. As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, SOAC shall (x) duly give notice of and (y) use reasonable best efforts to duly convene and hold a meeting of its shareholders (the “SOAC Shareholders Meeting”) in accordance with the Governing Documents of SOAC, for the purposes of obtaining the SOAC Shareholder Approval and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to effect a SOAC Shareholder Redemption. SOAC shall (i) through the SOAC Board, recommend to its shareholders (the “SOAC Board Recommendation”), (A) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Transactions) (the “Business Combination Proposal”); (B) the adoption and the approval of the SOAC Continuance (the “SOAC Continuance Proposal”); (C) the approval of the issuance of the Exchange Consideration, the Sponsor Earnout Shares and the Vesting Sponsor Shares in connection with the transactions contemplated by this Agreement as required by NYSE listing requirements (the “NYSE Proposal”); (D) the adoption and approval of the SOAC Articles and SOAC Notice of Articles (the “Required Governing Document Proposal”); (E) the adoption and approval of certain differences between the Pre-Closing SOAC Governing Documents and the proposed SOAC Articles and the proposed SOAC Notice of Articles; (F) the adoption and approval of the SOAC Incentive Equity Plan; (G) the adoption and approval of each other proposal that either the SEC or NYSE (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; (H) the adoption and approval of each other proposal reasonably agreed to by SOAC and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; and (I) the adoption and approval of a proposal for the adjournment of the SOAC Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (I) collectively, the “Transaction Proposals”), and (ii) include such recommendation contemplated by clause (i) in the Registration Statement / Proxy Statement. Notwithstanding the foregoing or anything to the contrary herein, SOAC may adjourn the SOAC Shareholders Meeting (A) to solicit additional proxies for the purpose of obtaining the SOAC Shareholder Approval, (B) for the absence of a quorum, (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that SOAC has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing SOAC Shareholders prior to the SOAC Shareholders Meeting or (D) if the holders of SOAC Class A Shares have elected to redeem a number of Class A Shares as of such time that would reasonably be expected to result in the condition set forth in Section 6.3(b) not being satisfied; provided that, without the consent of the Company, in no event shall SOAC adjourn the SOAC Shareholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the Termination Date. Except as otherwise required by applicable Law, SOAC covenants that none of the SOAC Board or SOAC nor any committee of the SOAC Board shall withdraw or modify, or propose publicly or by formal action of the SOAC Board, any committee of the SOAC Board or SOAC to withdraw or modify, in a manner adverse to the Company, the SOAC Board Recommendation or any other recommendation by the SOAC Board or SOAC of the proposals set forth in the Registration Statement / Proxy Statement.

Section 5.9  Conduct of Business of SOAC. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, SOAC shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with the SOAC Continuance or the PIPE Financing), as required by applicable Law, as set forth on Section 5.9 of the SOAC Disclosure Schedules or as consented to in writing by the Company, do any of the following:

(a)  adopt any amendments, supplements, restatements or modifications to the Trust Agreement, Warrant Agreement or the Governing Documents of any SOAC Party or any of its Subsidiaries;

(b)  declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of SOAC or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of SOAC or any of its Subsidiaries;

(c)  split, combine, reclassify, subdivide or consolidate any of its Equity Securities or issue any other security in respect of, in lieu of or in substitution for its Equity Securities;

(d)  incur, create or assume any Indebtedness or guarantee any Liability of any Person (other than any SOAC Party);

(e)  make any loans or advances to, or capital contributions in, any other Person, other than to, or in, SOAC or any of its Subsidiaries;

(f)  issue any Equity Securities of SOAC or any of its Subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of SOAC or any of its Subsidiaries;

(g)  (i) amend, modify or renew any SOAC Related Party Transaction, other than (A) the entry into any Contract with a SOAC Related Party with respect to the incurrence of Indebtedness permitted by Section 5.9(d) or (b) for the avoidance of doubt, any expiration or automatic extension or renewal of any Contract pursuant to its terms, or (ii) enter into any Contract that if entered into prior to the execution and delivery of this Agreement would constitute a SOAC Related Party Transaction;

(h)  engage in any activities or business, or incur any material SOAC Liabilities, other than any activities, businesses or SOAC Liabilities that are either permitted under this Section 5.9 (including, for the avoidance of doubt, any activities, businesses or SOAC Liabilities contemplated by, incurred in connection with or that are otherwise incidental or attendant to this Agreement or any Ancillary Document, the performance of any covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby) or in accordance with this Section 5.9;

(i)  authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(j)  make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(k)  enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement; or

(l)  enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.9.

Notwithstanding anything in this Section 5.9 or this Agreement to the contrary, nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of any SOAC Party prior to the Closing.

Section 5.10  Stock Exchange Listing. SOAC shall use its reasonable best efforts to (a) cause the SOAC Common Shares issuable in accordance with this Agreement to be approved for listing on NYSE, subject to official notice of issuance thereof, and (b) to satisfy any applicable initial and continuing listing requirements of NYSE, in each case as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time; provided, however, notwithstanding the foregoing, SOAC may, after notice to, and in good faith consultation with, the Company, elect to seek approval for listing such SOAC Common Shares on Nasdaq instead of NYSE and upon such election and approval by Nasdaq, any reference to NYSE in this Agreement or any Ancillary Document shall be deemed to refer to Nasdaq, as the context so requires. The Company shall, and shall cause its Representatives to, reasonably cooperate with SOAC and its Representatives in connection with the foregoing.

Section 5.11  Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 6 and provision of notice thereof to the Trustee, (a) at the Closing, SOAC shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Shareholders of SOAC pursuant to the SOAC Shareholder Redemption, (B) pay the amounts due to the underwriters of SOAC’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to SOAC in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.12  Company Shareholder Approval; PIPE Subscription Agreements; Registration Rights Agreements.

(a)  The Company, through the Company Board, shall not (i) withdraw, amend, modify or, in a manner adverse to SOAC, qualify, or publicly propose or state an intention to withdraw, amend, modify or, in a manner adverse to SOAC, qualify, the recommendation referred to in Section 2.1(c)(iii) that the Company Shareholders vote in favor of the Company Arrangement Resolution, (ii) accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend a Company Acquisition Proposal or take no position or remains neutral with respect to a publicly announced, or otherwise publicly disclosed, Company Acquisition Proposal for more than five (5) Business Days (or beyond the third (3rd) Business Day prior to the date of the Company Shareholders Meeting, if sooner); or (iii) approve, endorse, recommend or authorize the Company to enter into a Contract concerning a Company Acquisition Proposal.

(b)  SOAC may not terminate, modify or waive or consent to the termination, modification or waiver of any provisions of any PIPE Subscription Agreement or the Sponsor Letter Agreement without the prior written consent of the Company; provided that any modification or waiver that is solely ministerial in nature or otherwise immaterial and does not affect any economic or any other material term of any PIPE Subscription Agreement shall not require the prior written consent of the Company.

(c)  Prior to the Closing, the Company shall approach each Company Shareholder that is likely to hold in excess of one percent (1%) of the outstanding Company Shares (on an as converted to Common Shares basis) immediately prior to the Effective Time, and request that such Company Shareholder execute the Registration Rights Agreements prior to and in connection with the Closing in accordance with such Company Shareholder’s obligation under its Transaction Support Agreement, as applicable. Subject to applicable Law, the Company will provide such background and information reasonably requested by such Company Shareholders in connection with the Registration Rights Agreement, and recommend to such Company Shareholders to execute the Registration Rights Agreement.

Section 5.13  SOAC Indemnification; Directors’ and Officers’ Insurance.

(a)  Following the SOAC Continuance, the SOAC Articles shall, subject to the provisions of the BCBCA, contain provisions no less favorable with respect to indemnification, exculpation, advancement or expense reimbursement than are set forth in the Governing Documents of SOAC prior to the SOAC Continuance, which provisions shall not thereafter be amended, repealed or otherwise modified in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of SOAC, unless such modification shall be required by applicable Law.

(b)  Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of each SOAC Party, as provided for under applicable Law, in the applicable SOAC Party’s Governing Documents or under indemnification agreements in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) SOAC will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, SOAC shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the applicable SOAC Party’s Governing Documents or other applicable agreements as in effect immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the SOAC Parties’ Governing Documents or indemnification agreements shall not, during such six (6)-year period, be amended, repealed or otherwise modified following the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of any SOAC Party (the “SOAC D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such SOAC D&O Person was a director or officer of any SOAC Party on or prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(c)  SOAC shall not have any obligation under this Section 5.13 to any SOAC D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such SOAC D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(d)  SOAC shall purchase, at or prior to the Closing, and SOAC shall maintain, or cause to be maintained, in effect for a period of six (6) years following the Effective Time, without any lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the SOAC Parties in effect as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby than) the coverage provided under SOAC’s directors’ and officers’ liability insurance policies in effect as of the date of this Agreement; provided that SOAC shall not be obligated to pay a premium for such “tail” policy in excess of three hundred percent (300%) of the most recent annual premium paid by SOAC prior to the date of this Agreement and, in such event, SOAC shall purchase the maximum coverage available for three hundred percent (300%) of the most recent annual premium paid by SOAC prior to the date of this Agreement.

(e)  If SOAC or any of its successors or assigns (i) shall merge, amalgamate or consolidate with or merge, amalgamate or be liquidated into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation, amalgamation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of SOAC shall assume all of the obligations set forth in this this Section 5.13.

(f)  The Persons entitled to the indemnification, liability limitation, exculpation or insurance coverage set forth in this Section 5.13 are intended to be third-party beneficiaries of this Section 5.13. This Section 5.13 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of SOAC.

Section 5.14  Company Indemnification; Directors’ and Officers’ Insurance.

(a)  Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Group Companies, as provided for under applicable Law, in the Group Companies’ Governing Documents or under indemnification agreements in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) SOAC will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, SOAC shall cause the applicable Group Companies to advance expenses in connection with such indemnification as provided in the Group Companies’ Governing Documents or other applicable agreements in effect as of immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified following the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Effective Time or at any time prior to the Effective Time, were directors or officers of the Group Companies (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of any Group Company on or prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b)  None of SOAC or the Group Companies shall have any obligation under this Section 5.14 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c)  The Company shall purchase, at or prior to the Closing, and SOAC shall maintain, or cause to be maintained, in effect for a period of six (6) years following the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Group Companies in effect as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that none of the Company, SOAC or any of their respective Affiliates shall pay a premium for such “tail” policy in excess of three-hundred percent (300%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement and, in such event, the Company, SOAC or one of their respective Affiliates shall purchase the maximum coverage available for three-hundred percent (300%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement.

(d)  If SOAC or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of SOAC shall assume all of the obligations set forth in this Section 5.14.

(e)  The Company D&O Persons entitled to the indemnification, liability limitation, exculpation or insurance coverage set forth in this Section 5.14 are intended to be third-party beneficiaries of this Section 5.14. This Section 5.14 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of SOAC.

Section 5.15  Post-Closing Directors and Officers.

(a)  Each of SOAC and the Company shall take all such action within its power as may be necessary or appropriate such that effective immediately after the Effective Time: (i) the SOAC Board shall consist of nine (9) directors and (ii) the members of the SOAC Board are the individuals determined in accordance with Section 5.15(b), Section 5.15(c) and Section 5.15(d).

(b)  Prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Sponsor shall designate one (1) individual (the “SOAC Designee”) to be a director on the SOAC Board immediately after the Effective Time by written notice to the Company and SOAC. At any time prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Sponsor may, by giving the Company and SOAC written notice, replace the SOAC Designee with any other individual. Notwithstanding the foregoing or anything to the contrary herein, unless otherwise agreed in writing by the Company, the SOAC Designee shall qualify as an “independent director” under the listing rules of NYSE (whether as a result of the replacement of any SOAC as contemplated by this Section 5.15(b) or otherwise).

(c)  Prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Company shall designate by written notice to the Sponsor and SOAC five (5) individuals (each a “Company Designee”) to be a director on the SOAC Board immediately after the Effective Time, including Mr. Gerard Barron who shall also be designated the Chairman of the SOAC Board. At any time prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Company may, by giving SOAC and the Sponsor written notice, replace any Company Designee with any other individual. Notwithstanding the foregoing or anything to the contrary herein, unless otherwise agreed in writing by the Sponsor and SOAC, at least one (1) Company Designee shall qualify as an “independent director” under the listing rules of NYSE (whether as a result of the replacement of any Independent Designee as contemplated by this Section 5.15(c) or otherwise).

(d)  Prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Company shall designate three (3) individuals (each an “Independent Designee”) to be a director on the SOAC Board immediately after the Effective Time by written notice to the Company and SOAC. At any time prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Company may by giving SOAC and the Sponsor written notice, replace any Independent Designee with any other individual. Notwithstanding the foregoing or anything to the contrary herein, each Independent Designee shall qualify as an “independent director” under the listing rules of NYSE (whether as a result of the replacement of any Independent Designee as contemplated by this Section 5.15(d) or otherwise).

Section 5.16  Financials.

(a)  The Company shall deliver to SOAC, as promptly as reasonably practicable following the date of this Agreement, the Closing Company Financial Statements. The Closing Company Financial Statements (A) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (subject to normal year-end audit adjustments (none of which is expected to be individually or in the aggregate material) and the absence of notes thereto), (B) will fairly present in all material respects the financial position, results of operations, cash flows and changes of equity of the Group Companies as at the date thereof and for the period indicated therein, (C) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (subject to normal year-end audit adjustments (none of which are, individually or in the aggregate, material) and the absence of notes thereto) and (D) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of delivery (including Regulation S-X or Regulation S-K, as applicable).

(b)  The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Group Companies, SOAC in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by SOAC with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 5.17  SOAC Incentive Equity Plan. Prior to the effectiveness of the Registration Statement/Proxy Statement, the SOAC Board shall approve and adopt an equity incentive plan, in substantially the form attached hereto as Exhibit I and with any changes or modifications thereto as the Company and SOAC may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or SOAC, as applicable) (the “SOAC Incentive Equity Plan”), in the manner prescribed under applicable Laws, effective as of one day prior to the Closing Date, reserving a number of SOAC Common Shares for grant thereunder equal to (i) eleven percent (11%) of the number of shares of SOAC Common Shares outstanding following the Closing after giving effect to the Transactions (including the Share Exchange and Amalgamation). The SOAC Incentive Equity Plan will provide that the SOAC Common Shares reserved for issuance thereunder will automatically increase annually on the first day of each fiscal year beginning with the 2022 fiscal year in an amount equal to four percent (4%) of SOAC Common Shares outstanding on the last day of the immediately preceding fiscal year or such lesser amount as determined by the administrator of the SOAC Incentive Equity Plan. Nothing in this Section 5.17, express or implied, shall (i) create any rights or remedies of any nature whatsoever, including third party beneficiary rights, in any Person (other than the Parties) by reason of this Section 5.17, (ii) create any right in any Person to continued employment or service with SOAC or any of its Affiliates, or any particular term or condition of employment or service, (iii) limit the ability of SOAC or any of its Affiliates from: (y) terminating the employment or service of any Person at any time for any or no reason, (z) adopting, establishing, amending, modifying or terminating any benefit or compensation plan, policy, program, agreement or arrangement, other than the SOAC Incentive Equity Plan, or (iv) be construed to establish, amend, modify or terminate any benefit or compensation plan, policy, program, agreement or arrangement.

Section 5.18  Company Related Party Transactions. The Company shall take, or cause to be taken, all actions necessary or advisable to terminate at or prior to the Closing all Company Related Party Transactions (other than those set forth on Section 5.18 of the Company Disclosure Schedules) without any further obligations or Liabilities to the Company or any of its Affiliates (including the other Group Companies and, from and after the Effective Time, SOAC and its Affiliates).

Article 6
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 6.1  Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company and SOAC of the following conditions:

(a)  the Company Arrangement Resolution shall have been approved by the Company Required Approval at the Company Shareholders Meeting in accordance with the Interim Order and applicable Law and a certified copy of such Company Arrangement Resolution shall have been delivered to SOAC;

(b)  subject to Article 8, the Final Order shall have been obtained on terms consistent with this Agreement and shall not have been set aside or modified in a manner unacceptable to either SOAC or the Company, each acting reasonably, on appeal or otherwise;

(c)  the Investment Canada Act Approval shall have been obtained (only if either Party determines, acting reasonably, that an application for review under Part IV is required or appropriate);

(d)  no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(e)  the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(f)  the SOAC Shareholder Approval shall have been obtained;

(g)  SOAC’s initial listing application with NYSE in connection with the transactions contemplated by this Agreement shall have been approved and, immediately following the Effective Time, SOAC shall satisfy any applicable initial and continuing listing requirements of NYSE, and SOAC shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the SOAC Common Shares (after giving effect, for the avoidance of doubt, to the SOAC Continuance and, including, for the avoidance of doubt, the SOAC Common Shares to be issued pursuant to the Transactions) shall have been approved for listing on NYSE; and

(h)  after giving effect to the transactions contemplated hereby (including the PIPE Financing), SOAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

Section 6.2  Other Conditions to the Obligations of the SOAC Parties. The obligations of the SOAC Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by SOAC (on behalf of itself and the other SOAC Parties) of the following further conditions:

(a)  (i) the Company Fundamental Representations (other than the representations and warranties set forth in Section 3.2(a) and Section 3.8(a)) and the representations and warranties of the Company set forth in Section 3.16(o) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 3.2(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties set forth in Section 3.8(a) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), provided, however, that this clause (iii) shall be deemed to be satisfied if no Company Material Adverse Effect is continuing, and (iv) the representations and warranties of the of the Company set forth in Article 3 (other than the Company Fundamental Representations and the representations and warranties of the Company set forth in Section 3.16(o)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

(b)  the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c)  since the date of this Agreement, no Company Material Adverse Effect has occurred that is continuing;

(d)  the Company shall have consummated the Preferred Share Conversion and the Convertible Debenture Conversion; and

(e)  at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to SOAC a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied, in a form and substance reasonably satisfactory to SOAC.

Section 6.3  Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a)  (i) the SOAC Fundamental Representations (other than the representations and warranties set forth in Section 4.6(a)) and the representations and warranties of the SOAC Parties set forth in Section 4.15(i) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.6(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties of the SOAC Parties (other than the SOAC Fundamental Representations and the representations and warranties of the SOAC Parties set forth in Section 4.15(i)) contained in Article 4 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “SOAC Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a SOAC Material Adverse Effect;

(b)  the SOAC Parties shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c)  the Aggregate Transaction Proceeds shall be equal to or greater than $250,000,000;

(d)  since the date of this Agreement, no SOAC Material Adverse Effect has occurred that is continuing;

(e)  at or prior to the Closing, SOAC shall have delivered, or caused to be delivered, to the Company a certificate duly executed by an authorized officer of SOAC, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a) and Section 6.3(b) are satisfied, in a form and substance reasonably satisfactory to the Company;

(f)  at or prior to the Closing, SOAC shall have delivered, or caused to be delivered, to the Company the Registration Rights Agreement duly executed by an authorized officer of SOAC, dated as of the Closing Date; and

(g)  SOAC shall have taken all actions necessary or appropriate such that effective immediately after the Effective Time, the SOAC Board shall consist of the number of directors, and be comprised of the individuals, determined pursuant to Section 5.15.

Section 6.4  Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2, or a breach of this Agreement. None of the SOAC Parties may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by a SOAC Party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2, or a breach of this Agreement.

Article 7
TERMINATION

Section 7.1  Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a)  by mutual written consent of SOAC and the Company;

(b)  by SOAC, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by SOAC, and (ii) the Termination Date; provided, however, that none of the SOAC Parties is then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied;

(c)  by the Company, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if any SOAC Party has failed to perform any covenant or agreement on the part of such applicable SOAC Party set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to SOAC by the Company and (ii) the Termination Date; provided, however, the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 6.2(a) or Section 6.2(b) from being satisfied;

(d)  by either SOAC or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to October 4, 2021 (the “Termination Date”); provided, that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to SOAC if any SOAC Party’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e)  by either SOAC or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable;

(f)  by either SOAC or the Company if the SOAC Shareholders Meeting has been held (including any adjournment thereof), has concluded, SOAC’s shareholders have duly voted and the Required SOAC Shareholder Approval was not obtained; or

(g)  by SOAC, if the Company Required Approval shall not have been obtained at the Company Shareholders Meeting in accordance with the Interim Order and applicable Law.

Section 7.2  Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of Section 5.3(a), this Section 7.2, Section 9.2 through Section 9.18 and Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreements, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with their respective terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 7.1 shall not affect any Liability on the part of any Party for any Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud or (ii) any Person’s Liability under any Ancillary Document to which he, she or it is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder.

Article 8
ALTERNATIVE TRANSACTION

Section 8.1  Alternative Transaction. In the event that the Final Order is not obtained (for any reason other than as a result of a material breach of SOAC’s covenants or obligations under this Agreement), the Parties agree to take all actions reasonably required to execute and deliver all related documentation in order to complete the Share Exchange by way of an amalgamation under Part 9, Division 3 of the BCBCA (an “Alternative Transaction”), including, as soon as reasonably practicable following the Court hearing relating the Final Order in accordance with Section 2.1(d), (i) the entering into of an amalgamation agreement with SOAC on substantially the same terms and conditions as this Agreement, and (ii) the preparation of a management information circular and holding of a meeting of the Company Shareholders for the approval of the Alternative Transaction; provided, however, if reasonably practicable, and subject to the consent of each of the Company and SOAC, in each case not to be unreasonably withheld, conditioned or delayed, Company Shareholders shall be given the opportunity to effect the Share Exchange by way of share exchange immediately prior to the amalgamation contemplated by this Section 8.1.

Article 9
MISCELLANEOUS

Section 9.1  Non-Survival. Other than those representations, warranties and covenants set forth in Section 2.5, Section 2.6, Section 2.8, Section 3.24, Section 3.25, Section 4.17 and Section 4.18, each of which shall survive following the Effective Time, or as otherwise provided in the last sentence of this Section 9.1, each of the representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Effective Time), of the Parties set forth in this Agreement, shall terminate at the Effective Time, such that no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto after the Effective Time against any Party, any Company Non-Party Affiliate or any SOAC Non-Party Affiliate. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms, and each covenant and agreement contained in any Ancillary Document that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms and any other provision in any Ancillary Document that expressly survives the Effective Time shall so survive the Effective Time in accordance with the terms of such Ancillary Document.

Section 9.2  Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of (a) SOAC and the Company prior to Closing and (b) SOAC and the Sponsor after the Closing. Any attempted assignment of this Agreement not in accordance with the terms of this Section 9.2 shall be void.

Section 9.3  Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by (a) SOAC and the Company prior to the Closing and (b) SOAC and the Sponsor after the Closing. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 9.3 shall be void, ab initio.

Section 9.4  Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a)	If to any SOAC Party, to:

c/o Sustainable Opportunities Acquisition Corp.

1601 Bryan Street, Suite 4141

Dallas, Texas 75201

Attention:	Scott Leonard

Gina Stryker

E-mail:	scott.leonard@soa-corp.com

gina.stryker@soa-corp.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002

Attention:	Douglas E. Bacon, P.C.

Ryan Brissette

E-mail:	doug.bacon@kirkland.com

ryan.brissette@kirkland.com

with a copy (which shall not constitute notice) to:

Stikeman Elliot LLP
1155 René-Lévesque Blvd.

West, 41st Floor,

Montréal, QC H3B 3V2
Attention: Warren Katz
Email: wkatz@stikeman.com

(b)	If to the Company, to:

DeepGreen Metals Inc.

595 Howe Street,

10th Floor

Vancouver, BC, V6C T25

Attention: Gerard Barron

E-mail: gerard@deep.green

with a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attention: Michael L. Fantozzi

E-mail: MLFantozzi@mintz.com

with a copy (which shall not constitute notice) to:

Fasken Martineau DuMoulin LLP

333 Bay Street

Suite 2400

Toronto, Ontario M5H 2T6

Attention: Jay A. Lefton

E-mail: JLefton@fasken.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 9.5  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware; provided, however, that (i) the Cayman Islands Act shall also apply to the SOAC Continuance, and (ii) the laws of the Province of British Columbia, Canada and the federal laws of Canada applicable therein shall also apply to the SOAC Continuance, the Preferred Share Conversion, the Convertible Debenture Conversion and corporate matters related to the Company Information Circular, the Company Shareholders Meeting and the Plan of Arrangement.

Section 9.6  Fees and Expenses. Except as otherwise set forth in this Agreement or in the Sponsor Letter Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and SOAC shall pay, or cause to be paid, all Unpaid SOAC Expenses and (b) if the Closing occurs, then SOAC shall pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid SOAC Expenses.

Section 9.7  Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to SOAC, any documents or other materials posted to the electronic data room located at ansarada.com under the project name “DeepGreen Metals” as of 5:00 p.m., Eastern Time, at least one (1) Business Day prior to the date of this Agreement and any other document or materials posted prior to the date hereof or delivered to SOAC or its Representatives which posting or delivery was acknowledged by email by SOAC or its Representatives; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; and (m) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 9.8  Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the SOAC Disclosure Schedules corresponding to any Section or subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the SOAC Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the SOAC Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or Article 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 9.9  Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.13, Section 5.14, the two subsequent sentences of this Section 9.9 and Section 9.13, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Section 5.4, Section 5.16, Section 9.2, Section 9.3, Section 9.14 and this Section 9.9 (to the extent related to the foregoing). Each of the Non-Party Affiliates shall be an express third-party beneficiary of Section 9.13 and this Section 9.9 (to the extent related to the foregoing).

Section 9.10  Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.11  Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 9.12  Knowledge of Company; Knowledge of SOAC. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 9.12(a) of the Company Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For all purposes of this Agreement, the phrase “to SOAC’s knowledge” and “to the knowledge of SOAC” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 9.12(b) of the SOAC Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For the avoidance of doubt, none of the individuals set forth on Section 9.12(a) of the Company Disclosure Schedules or Section 9.12(b) of the SOAC Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 9.13  No Recourse. Except for claims pursuant to any Ancillary Document by any party(ies) thereto against any Non-Party Affiliate, and then solely with respect to claims against the Non-Party Affiliates that are party to the applicable Ancillary Document, each Party agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company, and the SOAC Non-Party Affiliates, in the case of SOAC, that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Non-Party Affiliate, and (b) none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, SOAC or any Non-Party Affiliate concerning any Group Company, any SOAC Party, this Agreement or the transactions contemplated hereby.

Section 9.14  Extension; Waiver. The Company prior to the Closing and the Company and the Sponsor after the Closing may (a) extend the time for the performance of any of the obligations or other acts of the SOAC Parties set forth herein, (b) waive any inaccuracies in the representations and warranties of the SOAC Parties set forth herein or (c) waive compliance by the SOAC Parties with any of the agreements or conditions set forth herein. SOAC, may (i) extend the time for the performance of any of the obligations or other acts of the Company set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 9.15  Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.15.

Section 9.16  Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within State of New York, New York County), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 9.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 9.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

Section 9.17  Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 9.18  Trust Account Waiver. Reference is made to the final prospectus of SOAC, filed with the SEC (File No. 333-237245) on May 6, 2020 (the “Prospectus”). The Company acknowledges and agrees and understands that SOAC has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SOAC’s public shareholders (including overallotment shares acquired by SOAC’s underwriters, the “Public Shareholders”), and SOAC may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of SOAC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Company or any of its Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between SOAC or any of its Representatives, on the one hand, and, the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company, on its own behalf and on behalf of its Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with SOAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with SOAC or its Affiliates).

* * * * *

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

SUSTAINABLE OPPORTUNITIES ACQUISITION CORP.

By:	/s/ Scott Leonard
Name:	Scott Leonard
Title:	Chief Executive Officer

1291924 B.C. Unlimited Liability Company

By:	/s/ Scott Leonard
Name:	Scott Leonard
Title:	Chief Executive Officer

DeepGreen Metals Inc.

By:	/s/ Gerard Barron
Name:	Gerard Barron
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

ANNEX A

SUPPORTING COMPANY SHAREHOLDERS

(see attached)

Annex A to Business Combination Agreement

EXHIBIT A

COMPANY ARRANGEMENT RESOLUTION

(see attached)

Exhibit A to Business Combination Agreement

EXHIBIT B

PLAN OF ARRANGEMENT

(see attached)

Exhibit B to Business Combination Agreement

EXHIBIT C

FORM OF PIPE SUBSCRIPTION AGREEMENT

(see attached)

Exhibit C to Business Combination Agreement

EXHIBIT D

FORM OF INDIVIDUAL PIPE SUBSCRIPTION AGREEMENT

(see attached)

Exhibit D to Business Combination Agreement

EXHIBIT E

FORM OF REGISTRATION RIGHTS AGREEMENT

(see attached)

Exhibit E to Business Combination Agreement

EXHIBIT F

FORM OF TRANSACTION SUPPORT AGREEMENT

(see attached)

Exhibit F to Business Combination Agreement

EXHIBIT G

FORM OF SOAC NOTICE OF ARTICLES

(see attached)

Exhibit G to Business Combination Agreement

EXHIBIT H

FORM OF SOAC ARTICLES

(see attached)

Exhibit H to Business Combination Agreement

EXHIBIT I

FORM OF INCENTIVE EQUITY PLAN

(see attached)

Exhibit I to Business Combination Agreement